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Exhibit (a)(1)(A)

Offer to Purchase for Cash
Up to 10,000,000 Shares of Common Stock
of
Five Star Quality Care, Inc.
at
$3.00 Net Per Share
by
ABP Acquisition LLC
a wholly owned subsidiary of
ABP Trust

        THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, NOVEMBER 10, 2016, UNLESS THE OFFER IS EXTENDED.

        ABP Acquisition LLC, a Maryland limited liability company ("Purchaser"), is offering to purchase up to 10,000,000 shares of common stock, par value $.01 per share ("Shares"), of Five Star Quality Care, Inc., a Maryland corporation ("FVE"), for $3.00 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements hereto and thereto, collectively constitute the "Offer"). As of October 4, 2016, there were 49,519,051 outstanding Shares. Purchaser is a wholly owned subsidiary of ABP Trust, a Maryland statutory trust ("ABP Trust"), which is owned by Barry M. Portnoy (a managing director of FVE) and Adam D. Portnoy. ABP Trust is the controlling stockholder of The RMR Group Inc., a Maryland corporation ("RMR Inc."). RMR Inc. is the managing member of The RMR Group LLC, a Maryland limited liability company ("RMR LLC"), which provides management services to FVE. ABP Trust owns, directly and indirectly, an approximate 51.8% economic interest in RMR LLC.

        If more than 10,000,000 Shares are properly tendered and not withdrawn, Purchaser will purchase Shares properly tendered and not withdrawn on a pro rata basis with adjustments to avoid the purchase of fractional Shares.

        The Offer is not conditioned upon obtaining financing or any minimum number of Shares being tendered. However, the Offer is subject to other conditions. A summary of the principal terms of the Offer, including such conditions, are described in Sections 1 and 13 of this Offer to Purchase. Purchaser reserves the right to waive any of the conditions to the Offer and to make any change in the terms of, or conditions to, the Offer. This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully before deciding whether to tender your Shares.

        On Friday, September 30, 2016, the last full trading day prior to the pre-commencement announcement of the Offer, the closing price of the Shares as reported by The NASDAQ Stock Market LLC was $1.91 per Share. You should obtain a recent quotation for your Shares before deciding whether or not to tender in the Offer.

        FVE's board of directors is required by law to communicate its views regarding the Offer to its stockholders in a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the U.S. Securities and Exchange Commission (the "SEC") within ten business days from the date the Offer is commenced. We have been advised that FVE's board of directors is expressing no opinion to FVE stockholders on, and is remaining neutral toward, the Offer in the Schedule 14D-9. Stockholders of FVE should read the Schedule 14D-9 carefully when it becomes available.

        None of Purchaser, ABP Trust, Barry M. Portnoy, Adam D. Portnoy, Wells Fargo Bank, N.A., in its capacity as depositary and paying agent, or Morrow Sodali Global LLC, in its capacity as information agent, make any recommendation to you as to whether to tender or refrain from tendering your Shares and have not authorized any person to make any such recommendation. You must make your own decision whether to tender some, all or none of your Shares.

        October 6, 2016

 IMPORTANT

        If you want to tender all or any portion of your Shares in the Offer, you must do the following:

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  If you are a record holder and your Shares are certificated or held in book-entry form in an account maintained on behalf of FVE by Wells Fargo Bank, N.A. as FVE's transfer agent and registrar, you must complete and sign the enclosed Letter of Transmittal, in accordance with the instructions provided therein. You must send any Share certificate(s) along with the Letter of Transmittal to Wells Fargo Bank, N.A., the depositary for the Offer.

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  If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

    The Letter of Transmittal, any certificate(s) for the Shares and any other required documents must reach the depositary prior to the expiration of the Offer (currently scheduled for 12:00 midnight, New York City time, on Thursday, November 10, 2016, unless extended). Shares may not be tendered by notice of guaranteed delivery.

    This transaction has not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

* * *

Questions and requests for assistance may be directed to the information agent at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be obtained from the information agent or from your broker, dealer, commercial bank, trust company or other nominee. Copies of these materials may also be found at the website maintained by the SEC at www.sec.gov.

i

 SUMMARY TERM SHEET

        The following summary highlights selected information from this Offer to Purchase. You should read this entire Offer to Purchase and the related Letter of Transmittal carefully because the information in the summary is not complete and the rest of this Offer to Purchase and the related Letter of Transmittal contain important information. Unless the context otherwise requires, the terms "we," "our," "us" and "Purchaser" refer to ABP Acquisition LLC.

Securities Sought	Up to 10,000,000 shares of common stock, par value $.01 per share ("Shares"), of Five Star Quality Care, Inc. ("FVE")
Price Offered Per Share	$3.00 per Share, in cash, without interest and less applicable withholding taxes
Scheduled Expiration of Offer	12:00 midnight, New York City time, on Thursday, November 10, 2016 (the "Expiration Time")
Purchaser	ABP Acquisition LLC, a Maryland limited liability company ("Purchaser")

        Purchaser is offering to purchase up to 10,000,000 Shares for $3.00 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements hereto and thereto, collectively constitute the "Offer").

Who is offering to buy my Shares?

        Purchaser is a Maryland limited liability company and wholly owned subsidiary of ABP Trust, a Maryland statutory trust ("ABP Trust"), owned by Barry M. Portnoy and Adam D. Portnoy. ABP Trust is the controlling stockholder of The RMR Group Inc., a Maryland corporation ("RMR Inc."), whose shares of class A common stock are listed on The NASDAQ Stock Market LLC (the "Nasdaq"). RMR Inc. is the managing member of The RMR Group LLC, a Maryland limited liability company ("RMR LLC"), which provides business management services to FVE. ABP Trust owns, directly and indirectly, an approximate 51.8% economic interest in RMR LLC. RMR LLC also provides management services to Senior Housing Properties Trust, a Maryland real estate investment trust ("SNH"). FVE is SNH's largest tenant and manages certain senior living communities for SNH and SNH is FVE's largest landlord and owns 4,235,000, or approximately 8.6%, of the outstanding Shares.

        Barry M. Portnoy is one of FVE's managing directors, a managing director and executive officer of RMR Inc., chairman of RMR LLC, and a managing trustee of SNH. Adam D. Portnoy is a managing director, president and chief executive officer of RMR Inc., president and chief executive officer of RMR LLC and a managing trustee of SNH.

        Neither Purchaser nor ABP Trust currently owns any Shares directly. Barry M. Portnoy directly owns 231,622 Shares and Adam D. Portnoy directly owns 108,000 Shares. See "Section 9. Certain Information Concerning Purchaser" of this Offer to Purchase.

What is the purpose of the Offer?

        We are making the Offer because we would like to make a significant equity investment in FVE through the acquisition of Shares. We believe that the Shares represent an attractive investment for us and that our resulting ownership stake will further align the personal interests of Barry M. Portnoy and Adam D. Portnoy with those of FVE and its other stockholders and increase their influence over the strategic direction of FVE.

How many Shares are you seeking in the Offer?

        We are offering to purchase up to 10,000,000 Shares. See "Section 1. Terms of the Offer; Proration" below.

What happens if stockholders tender more Shares than you are willing to buy?

        If more than 10,000,000 Shares are properly tendered and not withdrawn, we will purchase Shares properly tendered and not withdrawn on a pro rata basis with adjustments to avoid the purchase of fractional Shares. If proration of tendered Shares is required, because of the process for determining the number of Shares properly tendered and not withdrawn, we do not expect to announce the final proration factor and commence payment for any Shares purchased pursuant to the Offer until up to five business days after the Expiration Time. Preliminary results of any proration will be announced through the public filing of an amendment to the Schedule TO as promptly as practicable after the Expiration Time.

        In addition, in accordance with the rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer.

        Proration for each stockholder tendering Shares will be based on the ratio of the number of Shares properly tendered and not withdrawn by the stockholder to the total number of Shares properly tendered and not withdrawn by all stockholders with adjustments to avoid purchases of fractional Shares.

How much are you offering to pay, what is the form of payment and will I have to pay any fees or commissions?

        We are offering to pay stockholders $3.00 per Share in cash, without interest. Any payment is subject to applicable withholding of U.S. federal, state and local taxes. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a bank, broker, dealer, trust company or other nominee and that person tenders your Shares on your behalf, that person may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See "Section 1. Terms of the Offer; Proration" below.

If I wish to sell some or all of my Shares, should I tender Shares in the Offer?

        On Friday, September 30, 2016, the last full trading day prior to the pre-commencement announcement of the Offer, the closing price of the Shares as reported by the Nasdaq was $1.91 per Share. If you wish to sell your Shares, you may be able to obtain a higher price by selling your Shares in the open market or otherwise rather than pursuant to the Offer. You should discuss with your broker or other financial, legal or tax advisors whether to tender your Shares. You should obtain current market quotations for the Shares before deciding whether to tender your Shares in the Offer. See "Section 6. Price Range of the Shares" below.

What does the board of directors of FVE think of the Offer?

        The board of directors of FVE is required by law to communicate its views regarding the Offer to FVE stockholders in a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC within ten business days from the date the Offer is commenced. We have been advised that FVE's board of directors is expressing no opinion to FVE stockholders on, and is remaining neutral toward, the Offer in the Schedule 14D-9. Stockholders of FVE should read the Schedule 14D-9 carefully when it becomes available.

Are there any other agreements between you and FVE related to the Offer?

        Yes, we, ABP Trust, Adam D. Portnoy and Barry M. Portnoy (together, the "Requesting Parties"), requested that FVE's board of directors:

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  grant certain exceptions to the ownership restrictions set forth in FVE's charter to the Requesting Parties and certain related persons, including allowing the Requesting Parties together with certain related persons to own, directly or by attribution, in aggregate, up to thirty-eight percent (38%) of the issued and outstanding Shares; and

  •
  for the purposes of restrictions on transfers of Shares set forth in Article IX of FVE's bylaws and Sections 3-601, 3-602 and 3-603 under the Maryland General Corporation Law ("MGCL"), approve the acquisition by the Requesting Parties and certain related persons of, in aggregate, up to 18,000,000 Shares and certain other transfers by or to the Requesting Parties and certain related persons.

        On October 1, 2016, FVE's independent directors and FVE's board of directors (with Barry M. Portnoy abstaining), voting separately, voted to grant these exceptions and approvals, subject to specified terms and conditions. In connection with our request, on October 2, 2016, we and the other Requesting Parties entered into a Consent, Standstill, Registration Rights and Lock-Up Agreement with FVE (the "FVE Standstill and Lock-Up Agreement") that stipulates conditions to the effectiveness of the exceptions and approvals granted by FVE's board of directors, including:

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  that the Requesting Parties shall have obtained (i) the written consent of SNH to the FVE board of directors' grant of the exceptions to the ownership restrictions set forth in FVE's charter described in the FVE Standstill and Lock-Up Agreement, including allowing the Requesting Parties together with certain related persons to own, directly or by attribution, in aggregate, up to thirty-eight percent (38%) of the issued and outstanding Shares, and (ii) a written waiver of SNH of any default or event of default under any lease, management or other agreement between or among FVE and SNH, or any of their subsidiaries, arising or resulting from the grant of such exceptions or the acquisition by the Requesting Parties, in aggregate, of up to 18,000,000 Shares, such consent and waiver to be in a form satisfactory to the FVE board of directors in its sole discretion; and

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  that if, required, the Requesting Parties shall have obtained a written waiver, for the benefit of FVE and the Requesting Parties, from FVE's lenders under its secured revolving credit facility of any default or event of default under the agreement governing such credit facility or resulting from the acquisition by the Requesting Parties of 35% or more of the combined voting power of all voting interests of FVE, such waiver to be in a form satisfactory to the FVE board of directors in its sole discretion.

        Under the FVE Standstill and Lock-Up Agreement, we and the other Requesting Parties each agreed not to transfer, except for certain permitted transfers as provided therein, any Shares acquired after October 2, 2016, including Shares acquired in this Offer but not including Shares issued to Barry M. Portnoy or Adam D. Portnoy under a FVE equity compensation plan, for a lock-up period that ends on the earlier of (i) the ten year anniversary of the FVE Standstill and Lock-Up Agreement, (ii) January 1st of the fourth calendar year after FVE's first taxable year to which no then existing net operating loss or certain other tax benefits may be carried forward by FVE, but no earlier than January 1, 2022, (iii) the date that FVE enters into a definitive binding agreement for a transaction that, if consummated, would result in a change of control of FVE, (iv) the date that the FVE board of directors otherwise approves and recommends that FVE stockholders accept a transaction that, if consummated, would result in a change of control of FVE, and (v) the consummation of a change of control of FVE.

        Under the FVE Standstill and Lock-Up Agreement, we and the other Requesting Parties have each agreed, for a period of ten years, not to engage in certain activities involving FVE without the approval of the FVE board of directors, including not to (i) effect or seek to effect any tender or exchange offer, merger, business combination, recapitalization, restructuring, liquidation or other extraordinary transaction involving FVE or solicit any proxies to vote any voting securities of FVE, (ii) deposit the Shares or other voting securities of FVE in a voting trust or subject the Shares to a voting agreement or other arrangement with respect to the voting of such Shares, (iii) publicly request that FVE amend or waive any provision of the FVE Standstill and Lock-Up Agreement, (iv) take any action which would reasonably be expected to result in FVE making a public announcement regarding any of the types of matters set forth above, or (v) encourage, assist or enter into any discussions or arrangements with any third party with respect to any of the foregoing. These provisions do not restrict activities taken by an individual in her or his capacity as a director, officer or employee of FVE.

        The FVE Standstill and Lock-Up Agreement also provides us and the other Requesting Parties with certain demand and piggy-back registration rights with respect to certain Shares, at any time after the lock-up period described above, subject to specified terms and conditions.

        In addition, pursuant to the FVE Standstill and Lock-Up Agreement, the Requesting Parties have agreed to pay all out-of-pocket fees and expenses (including attorneys' fees) reasonably incurred and paid by FVE in connection with: (i) the negotiation, preparation and execution of the Standstill and Lock-Up Agreement, the SNH Consent Agreement (as defined below) and any required lender consent, (ii) the preparation of the Solicitation/Recommendation Statement on Schedule 14D-9 and any other required filing with the SEC related to the Offer, the Standstill and Lock-Up Agreement, the SNH Consent Agreement and any required lender consent and (iii) the obtaining of (or the failure to obtain) any approval, permit, authorization, license or consent of any governmental entity to be obtained, in each case, whether or not the Offer is consummated.

        On October 2, 2016, we and the other Requesting Parties entered into a Consent Agreement with SNH (the "SNH Consent Agreement"), which was approved by SNH's independent trustees and SNH's board of trustees, voting separately, pursuant to which SNH (i) consented to the FVE board of directors' grant of exceptions to the ownership restrictions set forth in FVE's charter that would allow Purchaser and certain related persons to own, in aggregate, up to thirty-eight percent (38%) of the issued and outstanding Shares and (ii) waived any default or event of default under any lease, management or other agreement between or among FVE and SNH, or any of their subsidiaries, arising or resulting from the grant of such exceptions or the acquisition by the Requesting Parties, in aggregate, of up to 18,000,000 Shares. The SNH Consent Agreement stipulates conditions to the effectiveness of the consent and waiver granted by the SNH board of trustees, including that the Requesting Parties shall have entered into the FVE Standstill and Lock-Up Agreement in a form satisfactory to SNH's board of trustees in its sole discretion, and that all conditions to the effectiveness of the FVE Standstill and Lock-Up Agreement shall have been satisfied.

        For a description of the exceptions and approvals granted by the FVE board of directors and the FVE Standstill and Lock-Up Agreement and the consent and waiver granted by the SNH board of trustees and the SNH Consent Agreement, see "Section 12. Relationships, Agreements and Transactions with FVE or its Affiliates; Plans for FVE" below. For a description of the ownership and transfer restrictions under FVE's charter and bylaws and Sections 3-601, 3-602 and 3-603 under the MGCL, see "Section 16. Certain Legal Matters" below.

Do you have the financial resources to make payment?

        Yes. Our parent, ABP Trust, will contribute to us sufficient cash to purchase the maximum number of Shares sought in the Offer and to pay all related fees and expenses and all other amounts that may become due and payable as a result of the Offer. Completion of the Offer is not conditioned upon obtaining financing.

Is your financial condition material to my decision to tender my Shares in the Offer?

        We do not believe that our financial condition is material to your decision to tender Shares and accept the Offer because, among other things, the Offer consideration consists solely of cash, which is not subject to any financing condition, and we have the financial resources necessary to complete the Offer. We are a wholly owned subsidiary of ABP Trust. ABP Trust's most significant asset is its ownership interests in RMR Inc., a company whose shares of class A common stock are listed on the Nasdaq, and RMR LLC, which is majority owned by RMR Inc. Neither we nor ABP Trust have any material indebtedness. ABP Trust owns 90,056 shares of class A common stock of RMR Inc., 1,000,000 shares of class B-1 common stock of RMR Inc., 15,000,000 shares of class B-2 common stock of RMR Inc. and 15,000,000 class A membership units of RMR LLC. As a result of this ownership, ABP Trust controls 91.4% of the voting power of the outstanding shares of RMR Inc. and owns, directly and indirectly, an approximate 51.8% economic interest in RMR LLC. RMR Inc. is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters, including its financial statements. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, including RMR Inc., who file electronically with the SEC. The address of that site is www.sec.gov.

        See "Section 14. Source and Amount of Funds" below.

How long do I have to decide whether to tender my Shares in the Offer?

        You will have until 12:00 midnight, New York City time, on Thursday, November 10, 2016 (unless the Offer is extended) to decide whether to tender your Shares in the Offer. See "Section 1. Terms of the Offer; Proration" below.

Can the Offer be extended and under what circumstances?

        We may elect to extend the Offer from time to time if the conditions of the Offer are not satisfied or if the rules of the SEC require us to do so. See "Section 1. Terms of the Offer, Proration" and "Section 13. Conditions of the Offer" below.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will make a public announcement of the extension. The announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See "Section 1. Terms of the Offer; Proration" below.

What are the most important conditions of the Offer?

        We are not obligated to buy Shares in the Offer if any law, judgment, statute or regulation prohibits, delays or makes illegal the Offer or any approval or authorization of any governmental or regulatory agency with jurisdiction over the Offer is not obtained.

        The Offer is also subject to certain other conditions. See "Section 13. Conditions of the Offer" below.

How do I tender my Shares in the Offer?

        To tender Shares in the Offer, you must deliver various documents to Wells Fargo Bank, N.A., the depositary for the Offer, prior to the expiration of the Offer. If you are a record holder and your Shares are certificated or held in book-entry form in an account maintained on behalf of FVE by Wells Fargo Bank, N.A. as FVE's transfer agent and registrar, you must complete and sign the enclosed Letter of Transmittal, in accordance with the instructions provided therein. You must send any Share certificate(s) along with the Letter of Transmittal to Wells Fargo Bank, N.A., the depositary and paying agent for the Offer.

        If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered. See "Section 2. Procedure for Tendering Shares" of this Offer to Purchase. These materials must reach the depositary prior to the expiration of the Offer. Detailed instructions are contained in the Letter of Transmittal and in "Section 2. Procedure for Tendering Shares" below.

Until what time can I withdraw Shares previously tendered in the Offer?

        You can withdraw your tendered Shares at any time prior to the expiration of the Offer and you may also withdraw your previously tendered Shares at any time after Monday, December 5, 2016, unless such Shares have been accepted for payment as provided in the Offer. See "Section 1. Terms of the Offer; Proration" and "Section 3. Withdrawal Rights" below.

How do I withdraw Shares previously tendered in the Offer?

        To withdraw Shares, you must deliver a written notice of withdrawal with the required information to Wells Fargo Bank, N.A., the depositary and paying agent for the Offer, prior to the expiration of the Offer. If you have tendered your Shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your Shares. See "Section 1. Terms of the Offer; Proration" and "Section 3. Withdrawal Rights" below.

If I decide not to tender, how will the Offer affect me?

        If you decide not to tender your Shares, you will still own the same amount of Shares. Our purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could affect the liquidity and market value of the remaining Shares held by the public. See "Section 7. Effect of the Offer on the Market for the Shares" below.

Do I have appraisal or dissenter's rights in connection with the Offer?

        There are no appraisal or dissenter's rights available in connection with the Offer.

What are the U.S. federal income tax consequences of tendering Shares in the Offer?

        Your receipt of cash for Shares tendered in the Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable state, local or foreign tax laws. For a summary of certain U.S. federal income tax considerations of the Offer, see "Section 5. Certain U.S. Federal Income Tax Considerations" of this Offer to Purchase. We recommend that you consult with your own tax advisor regarding the tax consequences to you in connection with the Offer in light of your particular circumstances, including the tax consequences under any state, local or foreign tax laws that may be applicable.

Who can I talk to if I have questions about the Offer?

        You can call Morrow Sodali Global LLC, the information agent for the Offer, toll free, at (800) 662-5200.

 FORWARD-LOOKING STATEMENTS

        This Offer to Purchase and the other related documents delivered to you and/or incorporated by reference herein include "forward-looking statements" that are not purely historical regarding, among other things, our intentions, hopes, beliefs, expectations and strategies for the future, including, without limitation:

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  statements regarding the public float of the Shares following consummation of the Offer;

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  statements regarding whether the Shares will continue to be traded on the Nasdaq or registered under the Securities Exchange Act of 1934, as amended, in the future;

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  statements regarding the plans, objectives or expectations regarding the future operations or status of FVE or Purchaser;

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  statements regarding satisfaction of conditions to the Offer; and

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  statements of assumptions underlying any of the foregoing.

        Forward-looking statements are based on the beliefs of our management as well as assumptions made by, and information currently available to, us. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," "projects" or the negative of these terms or other comparable terminology. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements due to a variety of factors, including, but not limited to, changes in economic, market and business conditions, changes in the ownership of the Shares, particularly if and when any substantial accumulations by persons who are not affiliated with Purchaser occurs, and the risks and uncertainties detailed in FVE's filings with the SEC (which are available at www.sec.gov). Many of these risks are beyond our ability to control or predict.

        Except as required by applicable law, we neither intend nor assume any obligation to update any forward-looking statements, which speak only as of the dates they are made.

To the Holders of Common Stock of Five Star Quality Care, Inc.:

INTRODUCTION

        This offer is being made by ABP Acquisition LLC, a Maryland limited liability company ("ABP Acquisition LLC") and wholly owned subsidiary of ABP Trust, a Maryland statutory trust ("ABP Trust"), to purchase up to 10,000,000 shares of common stock, par value $.01 per share ("Shares"), of Five Star Quality Care, Inc., a Maryland corporation ("FVE"), for $3.00 net per Share in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (the "Offer"). Unless the context indicates otherwise, the terms "us," "we," "our" and "Purchaser" in this Offer to Purchase refer to ABP Acquisition LLC.

        Purchaser is a Maryland limited liability company and wholly owned subsidiary of ABP Trust. ABP Trust is a Maryland statutory trust owned by Barry M. Portnoy and Adam D. Portnoy. ABP Trust is the controlling stockholder of The RMR Group Inc., a Maryland corporation, ("RMR Inc."), whose shares of class A common stock are listed on The NASDAQ Stock Market LLC ("Nasdaq"). RMR Inc. is the managing member of, The RMR Group LLC, a Maryland limited liability company ("RMR LLC"), which provides business management services to FVE. ABP Trust owns, directly and indirectly, an approximate 51.8% economic interest in RMR LLC. RMR LLC also provides management services to Senior Housing Properties Trust, a Maryland real estate investment trust ("SNH"). FVE is SNH's largest tenant and manages certain senior living communities for SNH and SNH is FVE's largest landlord and, as of the date of this Offer to Purchase, owns 4,235,000, or approximately 8.6%, of the outstanding Shares.

        Barry M. Portnoy is one of FVE's managing directors, a managing director and executive officer of RMR Inc., chairman of RMR LLC, and a managing trustee of SNH. Adam D. Portnoy is a managing director, president and chief executive officer of RMR Inc., president and chief executive officer of RMR LLC and a managing trustee of SNH.

        Neither Purchaser nor ABP Trust currently own any Shares directly. Barry M. Portnoy directly owns 231,622 Shares and Adam D. Portnoy directly owns 108,000 Shares. See "Section 9. Certain Information Concerning Purchaser" of this Offer to Purchase.

        Tendering stockholders whose Shares are registered in their own names and who tender directly to Wells Fargo Bank, N.A., the depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, stock transfer taxes on the purchase of Shares by us in the Offer. If you own your Shares through a bank, broker, dealer, trust company or other nominee and that person tenders your Shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. We will pay all fees and expenses of the depositary and paying agent and Morrow Sodali Global LLC, which is acting as the information agent for the Offer, which are attributable to the Offer. See "Section 17. Fees and Expenses" of this Offer to Purchase.

        On Friday, September 30, 2016, the last full trading day prior to the pre-commencement announcement of the Offer, the closing price of the Shares as reported by the Nasdaq was $1.91 per Share. If you wish to sell your Shares, you may be able to obtain a higher price by selling your Shares in the open market or otherwise, rather than pursuant to the Offer. You should discuss with your broker or other financial, legal or tax advisors whether to tender your Shares. You should obtain current market quotations for the Shares before deciding whether to tender your Shares in the Offer.

        THE OFFER IS NOT CONDITIONED UPON FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OBLIGATION TO ACCEPT AND PAY FOR SHARES

VALIDLY TENDERED PURSUANT TO THE OFFER IS CONDITIONED UPON SATISFACTION OR WAIVER OF THE CONDITIONS SET FORTH IN "SECTION 13. CONDITIONS OF THE OFFER" OF THIS OFFER TO PURCHASE.

        The Offer will expire at 12:00 midnight, New York City time, on Thursday, November 10, 2016, unless extended. See "Section 1. Terms of the Offer; Proration," "Section 13. Conditions of the Offer" and "Section 16. Certain Legal Matters" of this Offer to Purchase.

        FVE's board of directors is required by law to communicate its views regarding the Offer to its stockholders in a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the U.S. Securities and Exchange Commission (the "SEC") within ten business days from the date the Offer is commenced. We have been advised that FVE's board of directors is expressing no opinion to FVE stockholders on, and is remaining neutral toward, the Offer in the Schedule 14D-9. Stockholders of FVE should read the Schedule 14D-9 carefully when it becomes available.

        For purposes of the Offer, the term "business day" means any day, other than Saturday, Sunday or any U.S. federal holiday, consisting of the time period from 12:01 a.m. through 12:00 midnight, New York City time. For the purposes of the Offer, a "trading day" is any day on which Nasdaq is open for business.

        Based on information provided by FVE, there were 49,519,051 Shares outstanding as of October 4, 2016.

        "Section 5. Certain U.S. Federal Income Tax Considerations" of this Offer to Purchase describes certain U.S. federal income tax consequences of tendering Shares in the Offer.

        STOCKHOLDERS SHOULD CAREFULLY READ THE INFORMATION IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL.

THE OFFER

SECTION 1.  TERMS OF THE OFFER; PRORATION

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will purchase up to 10,000,000 Shares that are validly tendered prior to the Expiration Time and not properly withdrawn. See "Section 3. Withdrawal Rights" of this Offer to Purchase. The term "Expiration Time" means 12:00 midnight, New York City time, on Thursday, November 10, 2016, unless and until we have extended the period of time during which the Offer is open, in which event the term "Expiration Time" will mean the latest time and date on which the Offer, as so extended by us, will expire.

        If more than 10,000,000 Shares are validly tendered prior to the Expiration Time and not properly withdrawn, we will, upon the terms and subject to the conditions of the Offer, purchase 10,000,000 Shares on a pro rata basis (with adjustments to avoid purchases of fractional Shares) based upon the number of Shares validly tendered prior to the Expiration Time and not properly withdrawn. If proration of tendered Shares is required, because of the process for determining the number of Shares properly tendered and not withdrawn, we do not expect to announce the final proration factor and commence payment for any Shares purchased pursuant to the Offer until up to five business days after the Expiration Time. Preliminary results of any proration will be announced through the public filing of an amendment to the Schedule TO as promptly as practicable after the Expiration Time. Holders of Shares may obtain preliminary information from the information agent at its telephone number on the back cover of this Offer to Purchase. All Shares not accepted for payment will be returned to the stockholder or, in the case of tendered Shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, promptly after the expiration or termination of the Offer in each case, in accordance with the procedure described in "Section 4. Acceptance for Payment and Payment" of this Offer to Purchase.

        UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

        Subject to the terms of the applicable rules and regulations of the SEC, we reserve the right, but will not be obligated, to extend the Offer from time to time, and thereby delay acceptance for payment of and payment for any Shares, and amend the Offer in any other respect, in each case by giving oral or written notice of that extension or amendment to the depositary.

        If FVE should (a) split, combine or otherwise change the Shares or its capitalization; (b) acquire or otherwise cause a reduction in the number of outstanding Shares; (c) issue, distribute or sell additional Shares, or otherwise cause an increase in the number of outstanding Shares or (d) declare or pay any cash dividend or other distribution on the Shares or issue, with respect to the Shares, any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date on or prior to the date on which any particular Share is accepted for payment and paid for pursuant to the Offer, then we, in our discretion, may make such adjustments as we deem appropriate in the Offer price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased. If, prior to the Expiration Time, we increase the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to holders of all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

        If by 12:00 midnight, New York City time, on Thursday, November 10, 2016 (or, if the Offer is extended, any date or time then set as the Expiration Time), any or all of the conditions of the Offer has or have not been satisfied or waived, we reserve the right, subject to the applicable rules and regulations of the SEC to: (i) waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Time and not thereafter validly withdrawn; (ii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Time, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (iii) amend the Offer.

        Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof in accordance with Rules 14d-3(b), 14d-4(d) and 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In the case of an extension, Rule 14e-1(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time in accordance with the public announcement requirements of Rule 14d-4(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

  There will not be any subsequent offering period.

        If we extend the Offer, are delayed in accepting for payment or paying for Shares, or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the depositary may, on our behalf, retain all Shares tendered. Such tendered Shares may not be withdrawn except as provided in "Section 3. Withdrawal Rights" of this Offer to Purchase. Our reservation of the right to delay acceptance for payment of or payment for Shares is subject to Exchange Act Rule 14e-1(c), which requires that we pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

        If we make a material change in the Offer, or if we waive a material condition to the Offer, we will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in its terms or the information concerning it, other than a change in price or the percentage of securities sought, will depend on the facts and circumstances then existing, including the materiality of the changed terms or information. With respect to a change in price or the percentage of securities sought, a tender offer generally must remain open for a minimum of ten business days following such change to allow adequate disclosure to stockholders.

        We will promptly furnish, at our expense, this Offer to Purchase, the related Letter of Transmittal and other relevant materials to those record holders of Shares, beneficial owners, banks, brokers, dealers, trust companies and other persons who request such material from our information agent.

SECTION 2.  PROCEDURE FOR TENDERING SHARES

Valid Tender.

        If you are a record holder and your Shares are certificated or held in book-entry form in an account maintained on behalf of FVE by Wells Fargo Bank, N.A. as FVE's transfer agent and registrar, you must complete and sign the enclosed Letter of Transmittal, in accordance with the instructions provided therein. You must send any Share certificate(s) along with the Letter of Transmittal to Wells Fargo Bank, N.A., as depositary and paying agent for the Offer.

        If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered pursuant to the procedures for book-entry transfer set forth in the subsection entitled "Book-Entry Transfer" below. These materials must reach the depositary prior to the expiration of the Offer. Detailed instructions are contained in the Letter of Transmittal and in the subsection entitled "Book-Entry Transfer" below.

        The valid tender of Shares by you by one of the procedures described in this Section 2 will constitute a binding agreement between you and us on the terms and subject to the conditions of the Offer.

Book-Entry Transfer.

        For purposes of the Offer, the depositary will establish an account for the Shares at The Depositary Trust Company (the "book-entry transfer facility") within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of Shares by causing the book-entry transfer facility to transfer those Shares into the depositary's account in accordance with the book-entry transfer facility's procedures for that transfer. Delivery of Shares may be effected through book-entry transfer into the depositary's account at the book-entry transfer facility or an agent's message in lieu of the Letter of Transmittal, and must be transmitted to, and received by, the depositary prior to the Expiration Time.

        The confirmation of a book-entry transfer of Shares into the depositary's account at the book-entry transfer facility as we describe above is referred to herein as a "book-entry confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH

THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

        The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering Shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

        THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL, SHARE CERTIFICATE(S) AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND THE RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE AND RISK OF LOSS OF THE CERTIFICATE(S) SHALL PASS ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY AGENT (INCLUDING, IN THE CASE OF TENDERED SHARES HELD IN BOOK-ENTRY FORM ON THE RECORDS OF FVE, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Signature Guarantees.

        No signature guarantee will be required on a Letter of Transmittal for Shares tendered thereby if the record holder of those Shares signs the Letter of Transmittal and has not completed the box entitled "Special Payment Instructions" on that Letter of Transmittal.

        If a Letter of Transmittal or any certificates or stock powers are signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to Purchaser of the authority of such person so to act must be submitted. If a Letter of Transmittal is signed by a person other than the record holder(s) of the Shares represented by the certificate(s) or book-entry account maintained on behalf of FVE by Wells Fargo Bank, N.A., as FVE's transfer agent and registrar, tendered by such Letter of Transmittal, the certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the record holder(s) appear(s) on the certificate(s). Signature(s) on any such Letter of Transmittal, Share certificates or stock powers must be guaranteed by an eligible institution. For purposes hereof, an "eligible institution" is a "financial institution", which term includes most commercial banks, savings and loan associations and brokerage houses, that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or the Stock Exchange Medallion Program, or is otherwise an "eligible guarantor institution" as that term is defined in Rule 17Ad-15 under the Exchange Act.

No Guaranteed Deliveries.

        Shares may not be tendered by notice of guaranteed delivery. Pursuant to the procedures described above under "Valid Tender," in order for Shares to be validly tendered under the Offer the depositary must receive, at one of the addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time, either certificates representing the tendered Shares or, in the case of tendered Shares delivered in accordance with the procedures for book-entry transfer, a book-entry confirmation of that delivery.

Inability to Tender Unvested Restricted Shares in the Offer.

        Restricted Shares are subject to transfer restrictions that prohibit most transfers of such Shares prior to their vesting. If you hold restricted Shares, such restrictions will prevent you from tendering your Shares that remain unvested as of the Effective Time in the Offer. You should not attempt to tender unvested Shares in the Offer, as they will not be accepted for purchase. You should not list any unvested Shares you may own on any Letter of Transmittal you deliver to the depositary and paying agent.

Other Requirements.

        Notwithstanding any other provisions hereof, payment for Shares accepted for payment under the Offer will in all cases be made only after timely receipt by the depositary of:

  •
  certificates representing, or a timely book-entry confirmation respecting, those Shares;

  •
  a Letter of Transmittal, or a copy thereof, properly completed and duly executed, with any required signature guarantees thereon, or, in the case of a book-entry transfer, an agent's message in lieu of a Letter of Transmittal; and

  •
  any other documents the Letter of Transmittal requires.

        UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE OF THE SHARES WE PURCHASE IN THE OFFER, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN MAKING THAT PAYMENT.

Appointment.

        By executing a Letter of Transmittal, or a copy thereof, or, in the case of a book-entry transfer, by delivery of an agent's message in lieu of a Letter of Transmittal, you will irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner the Letter of Transmittal sets forth, each with full power of substitution, to the full extent of your rights with respect to the Shares tendered by you and accepted for payment by us and with respect to any and all other Shares and other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All these proxies will be considered coupled with an interest in the tendered Shares and additional securities attributable thereto. This appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by you as provided herein. On that appointment, all prior powers of attorney, proxies and consents you have given with respect to the Shares tendered by you and accepted for payment by us and all additional securities attributable thereto will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by you or on your behalf (and, if given, will not be effective). Our designees will thereby be empowered to exercise all your voting and other rights with respect to those Shares and additional securities attributable thereto that you may have in respect of any annual, special or adjourned meeting of FVE stockholders, actions by written consent without any such meeting or otherwise, as our designees in their sole discretion deem proper.

Tendering Stockholder's Representation and Warranty.

        It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person's own account unless at the time of tender and at the Expiration Time such person has a "net long position" in (i) the Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Shares for the purpose of tendering to us within the period specified in the Offer or (ii) other securities immediately convertible into, exercisable for or exchangeable into Shares ("Equivalent Securities") that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tendering to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder's representation and warranty to us that (a) such stockholder has a "net long position" in Shares or Equivalent Securities being tendered within the meaning of Rule 14e-4, and (b) such tender of Shares complies with Rule 14e-4.

Purchaser's Acceptance Constitutes an Agreement.

        Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity.

        We will decide, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of, or payment for, Shares which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Backup Withholding.

        Payments with respect to Shares tendered in the Offer may be subject to backup withholding. For a discussion of certain U.S. federal income tax considerations of the Offer, including backup withholding, see "Section 5. Certain U.S. Federal Income Tax Considerations" of this Offer to Purchase.

Lost, Mutilated, Destroyed or Stolen Certificates.

        If the Share certificates that a record holder wants to surrender have been lost, mutilated destroyed or stolen, the stockholder should check the box on the cover page of the Letter of Transmittal and indicate the number of Shares that need to be replaced. A $75.00 certificate replacement fee must be mailed in with the completed Letter of Transmittal. If there are additional forms or fees needed, you will be contacted.

        WE WILL DECIDE, IN OUR SOLE DISCRETION, ALL QUESTIONS AS TO THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES.

SECTION 3.  WITHDRAWAL RIGHTS

        Except as this Section 3 otherwise provides, tenders of Shares are irrevocable. You may withdraw Shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Time and you may also withdraw your previously tendered Shares at any time after Monday, December 5, 2016, unless such Shares have been accepted for payment as provided in the Offer.

        For a withdrawal to be effective, a written notice of withdrawal must:

  •
  be received in a timely manner by the depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

  •
  specify the name of the stockholder having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares.

        If Shares have been delivered in accordance with the procedures for book-entry transfer described in "Section 2. Procedure for Tendering Shares" of this Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Shares and otherwise comply with the book-entry transfer facility's procedures.

        Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in "Section 2. Procedure for Tendering Shares" of this Offer to Purchase.

        We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of us, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

SECTION 4.  ACCEPTANCE FOR PAYMENT AND PAYMENT

        On the terms and subject to the conditions of the Offer, including, if we extend or amend the Offer, the terms and conditions of any such extension or amendment, we will accept for payment, and will pay promptly after the Expiration Time for, all Shares validly tendered prior to the Expiration Time and not properly withdrawn in accordance with "Section 3. Withdrawal Rights" of this Offer to Purchase, up to a maximum of 10,000,000 Shares. We will decide, in our sole discretion, all questions as to the satisfaction of those terms and conditions. See "Section 1. Terms of the Offer; Proration" and "Section 13. Conditions of the Offer" of this Offer to Purchase. We expressly reserve the right, in our sole discretion, to delay acceptance for payment of or payment for Shares until satisfaction of all conditions of the Offer relating to governmental or regulatory approvals. We will effect any such delays in compliance with Exchange Act Rule 14e-1(c), which relates to the obligation of a bidder to pay for or return tendered securities promptly after the termination or withdrawal of its Offer.

        In all cases, we will accept for payment and pay for Shares accepted under the Offer only after timely receipt by the depositary of:

  •
  certificates representing, or a timely book-entry confirmation respecting, those Shares;

  •
  a Letter of Transmittal, or a copy thereof, properly completed and executed with any required signatures thereon or, in the case of a book-entry transfer, an agent's message; and

  •
  any other documents the Letter of Transmittal requires.

        For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to us and not withdrawn, if and when we give oral or written notice to the depositary of our acceptance for payment of those Shares. On the terms and subject to the conditions of the Offer, we will pay for Shares we have accepted for payment under the Offer by depositing the purchase price therefor with the depositary. The depositary will act as paying agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to tendering stockholders whose Shares we have accepted for payment.

        UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR THOSE SHARES. If we are delayed in our acceptance for payment of, or payment for, Shares or are unable to accept for payment, or pay for, Shares under the Offer for any reason, then, without prejudice to our rights under the Offer, but subject to our compliance with Exchange Act Rule 14e-1(c), the depositary nevertheless may retain tendered Shares on our behalf and those Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, the withdrawal rights described in "Section 3. Withdrawal Rights" of this Offer to Purchase.

        If we do not purchase any tendered Shares under the Offer for any reason or, if due to proration, not all Shares tendered are purchased, then, as promptly as practicable following the expiration or termination of the Offer and, at no expense to tendering stockholders, with respect to all Shares not accepted for payment:

  •
  in the case of proration, the depositary will create book-entry accounts on the records of FVE representing the number of tendered Shares previously represented by certificates not accepted for payment;

  •
  in the case of tendered Shares not purchased, the depositary will return the original certificates that were tendered; and

  •
  in the case of tendered Shares delivered by book-entry transfer into the depositary's account at the book-entry transfer facility in accordance with the procedures described in "Section 2. Procedure for Tendering Shares" of this Offer to Purchase, those Shares will be credited to the account at the book-entry transfer facility from which that transfer had been previously made.

SECTION 5.  CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain U.S. federal income tax considerations to stockholders of FVE who tender Shares for cash pursuant to the Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). In addition, this summary is not a complete description of all the tax considerations of the Offer and, in particular, may not address U.S. federal income tax consequences to stockholders of FVE subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, holders who hold their Shares as part of a hedge, straddle or conversion transaction, insurance companies, tax-exempt entities, holders who obtained their Shares by exercising options or warrants and any holder that has held more than 5% of the Shares). In addition, this summary does not discuss any consequences to holders of options or warrants to purchase Shares or any aspect of any state, local or foreign tax law that may be applicable to any holder of Shares, or any U.S. federal tax considerations other than U.S. federal income tax considerations. This summary assumes that stockholders of FVE own Shares as capital assets (generally, assets held for investment).

        This summary is not binding on the U.S. Internal Revenue Service (the "IRS"), and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and U.S. courts could disagree with one or more of the positions taken in this summary.

        Stockholders of FVE should consult their own tax advisors with respect to the tax consequences to them in connection with the Offer in light of their own particular circumstances, including the tax consequences under any state, local or foreign tax laws that may be applicable.

Consequences to Tendering U.S. Holders.

        Except as otherwise set forth below, the following discussion is limited to the U.S. federal income tax consequences relevant to a holder of Shares that is a U.S. Holder. A "U.S. Holder" is a beneficial owner of the Shares that is (i) an individual who is a citizen or resident of the United States; (ii) an entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in effect to be treated as a U.S. person.

        A beneficial owner that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes is a "Non-U.S. Holder". Non-U.S. Holders should refer to the discussion entitled "Consequences for Tendering Non-U.S. Holders" below.

        If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Any entity or arrangement treated as a partnership for U.S. federal tax purposes that holds Shares and the partners in such a partnership (as determined for U.S. federal income tax purposes) should consult their own tax advisor about the U.S. federal income tax consequences and other tax consequences of tendering Shares for cash pursuant to the Offer.

        Payments with respect to the Shares—The exchange of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who receives cash for Shares pursuant to the Offer will recognize gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in the Shares. Such gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder's holding period for the Shares is more than one year at the time of the exchange of such U.S. Holder's Shares for cash. Long-term capital gains recognized by an individual holder are generally subject to tax at a preferential rate. There are limitations on the deductibility of capital losses.

        Backup Withholding and Information Reporting—Payments made with respect to Shares exchanged for cash in the Offer will be subject to information reporting and backup withholding, currently, at a rate of 28%, unless the (i) the U.S. Holder furnishes an accurate tax identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing IRS Form W-9, which will be included with the Letter of Transmittal to be returned to the depositary) or (ii) the U.S. Holder is otherwise exempt from backup withholding. Backup withholding is not an additional tax. Any amounts so withheld may be credited against the U.S. Holder's U.S. federal income tax liability, provided that the requisite information is timely provided to the IRS. U.S. Holders should to consult their own tax advisors with respect to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Consequences for Tendering Non-U.S. Holders.

        The following is a summary of certain U.S. federal income tax considerations that generally apply to Non-U.S. Holders of the Shares.

        Payments with respect to the Shares—Payments made to a Non-U.S. Holder with respect to Shares exchanged for cash in the Offer generally will be exempt from U.S. federal income tax, unless:

  •
  the gain on the Shares, if any, is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States;

  •
  the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year and certain other conditions are met; or

  •
  the Non-U.S. Holder is an individual subject to tax pursuant to U.S. tax rules applicable to certain expatriates.

        Backup Withholding and Information Reporting—In general, Non-U.S. Holders will not be subject to backup withholding and information reporting with respect to a payment made with respect to Shares exchanged for cash in the Offer if such Non-U.S. Holders have provided the depositary with a properly executed, appropriate IRS Form W-8. Non-U.S. Holders should consult their own tax advisors with respect to their qualification for exemption from backup withholding. Backup withholding is not an additional tax. Any amount paid as backup withholding would be creditable against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the requisite information is timely provided to the IRS.

Non-Tendering Holders.

        A stockholder of FVE whose Shares are not purchased pursuant to the Offer will not incur any U.S. federal income tax liability as a result of consummation of the Offer.

SECTION 6.  PRICE RANGE OF THE SHARES

        The Shares are currently traded on the Nasdaq under the trading symbol "FVE". Prior to July 1, 2016, the Shares were traded on the New York Stock Exchange (the "NYSE"). The following table sets forth the high and low sale prices of the Shares for each quarter, as reported by the applicable stock exchange, based on published financial sources for the last full two years and the periods indicated in 2016.

Year	High	Low
2014:
First Quarter	$6.09	$4.71
Second Quarter	$5.35	$4.59
Third Quarter	$5.21	$3.23
Fourth Quarter	$4.67	$3.68
2015:
First Quarter	$4.45	$3.37
Second Quarter	$5.07	$3.91
Third Quarter	$4.96	$2.74
Fourth Quarter	$3.98	$3.02
2016:
First Quarter	$3.14	$2.00
Second Quarter	$2.74	$1.65
Third Quarter	$2.63	$1.83

        On Friday, September 30, 2016, the last full trading day prior to the pre-commencement announcement of the Offer, the closing price of the Shares as reported by the Nasdaq was $1.91 per Share. If you wish to sell your Shares, you may be able to obtain a higher price by selling your Shares in the open market or otherwise rather than pursuant to the Offer. You should discuss with your broker or other financial, legal or tax advisors whether to tender your Shares. You should obtain current market quotations for the Shares before deciding whether to tender your Shares in the Offer.

SECTION 7.  EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES

        If we purchase the maximum number of Shares sought in the Offer, following consummation of the Offer, we and our controlling shareholders, Barry M. Portnoy and Adam D. Portnoy, will own, in the aggregate, 10,339,622 Shares, representing approximately 20.9% of the outstanding Shares.

        Our purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could affect the liquidity and market value of the remaining Shares held by the public.

        If we acquire 10,000,000 Shares in the Offer, our concentration of ownership may enable us to have significant influence on matters requiring stockholder approval, including the election of directors, amendments to FVE's charter and bylaws and significant transactions such as purchases or sales of assets, mergers and other business combinations. This concentration of ownership may discourage acquisitions by others of a significant stake in FVE and may deter, delay or prevent a change in control of FVE or unsolicited acquisition proposals that other FVE stockholders may consider favorable. It may also inhibit efforts by other FVE stockholders to change the direction, management or members of the board of directors of FVE.

SECTION 8.  CERTAIN INFORMATION CONCERNING FVE

        The following description of FVE and its business has been taken from (i) FVE's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the SEC on March 2, 2016, and (ii) FVE's Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which was filed with the SEC on August 4, 2016, and is qualified in its entirety by reference to such reports.

        FVE is a corporation formed in 2001 under the laws of the State of Maryland. Its principal executive offices are located at 400 Centre Street, Newton, Massachusetts 02458, and its telephone number is (617) 796-8387. FVE operates senior living communities, including independent living communities, assisted living communities and skilled nursing facilities, ("SNFs"). As of June 30, 2016, FVE operated 276 senior living communities located in 32 states with 31,191 living units, including 245 primarily independent and assisted living communities with 28,590 living units and 31 SNFs with 2,601 living units. As of June 30, 2016, FVE owned and operated 26 communities (2,703 living units), leased and operated 188 communities (20,249 living units) and managed 62 communities (8,239 living units). FVE's 276 senior living communities included 10,673 independent living apartments, 15,574 assisted living suites and 4,944 skilled nursing beds. As of June 30, 2016, FVE leased from SNH and its subsidiaries, 184 senior living communities pursuant to five long term leases.

Available Information.

        FVE is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning FVE's business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of FVE's securities, any material interests of such persons in transactions with FVE, and other matters is required to be disclosed in proxy statements and periodic reports distributed to FVE's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the SEC's customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the SEC's Public Reference Room in Washington, DC can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, such as FVE, who file electronically with the SEC. The address of that site is www.sec.gov.

Sources of Information.

        Except as otherwise set forth herein, the information concerning FVE contained in this Offer to Purchase is based upon publicly available documents and records on file with the SEC and other public sources. Although we have no knowledge that any such information contains any misstatements or omissions, none of Purchaser nor any of its respective affiliates or assigns, the information agent or the depositary assumes responsibility for the accuracy or completeness of the information concerning FVE contained in such documents and records or for any failure by FVE to disclose events which may have occurred or may affect the significance or accuracy of any such information.

SECTION 9.  CERTAIN INFORMATION CONCERNING PURCHASER

Purchaser.

        Purchaser is a Maryland limited liability company and its principal business is to engage in any activity or business which may be lawfully done by a limited liability company organized under the Maryland Limited Liability Company Act, including investing in securities of public and private corporations.

Additional Information.

        The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the directors and the executive officers of Purchaser are set forth in Schedule A. Neither Purchaser nor to the best knowledge of Purchaser after reasonable inquiry, any of the persons listed on Schedule A hereto, has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

Interest in the Securities of the Subject Company.

        The following table shows the number of Shares beneficially owned (unless otherwise indicated) by (1) Purchaser, (2) ABP Trust, (3) Adam D. Portnoy, (4) Barry M. Portnoy, (5) RMR LLC and (6) RMR Inc. as of October 4, 2016 and pro forma after giving effect to the consummation of a fully subscribed Offer as if it had occurred immediately prior to October 4, 2016.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Issued and Outstanding Shares(1)	Pro Forma Amount and Nature of Beneficial Ownership(2)		Pro Forma Percent of Issued and Outstanding Shares(1)(2)
ABP Acquisition LLC	0		0%	10,000,000		20.2%
ABP Trust	0	(3)	0%	10,000,000	(3)	20.2%
Adam D. Portnoy	108,000	(4)	*	10,108,000	(3)(4)	20.4%
Barry M. Portnoy	231,622	(4)	*	10,231,622	(3)(4)	20.7%

*
Less than 1%

(1)
Calculated based on 49,519,051 Shares issued and outstanding as of October 4, 2016.

(2)
Assumes and gives effect to the purchase of 10,000,000 Shares by Purchaser pursuant to the Offer.

(3)
ABP Trust, the parent of Purchaser, Adam D. Portnoy, the president and chief executive officer, a beneficial owner and a trustee of ABP Trust, and Barry M. Portnoy, the chairman, majority beneficial owner and a trustee of ABP Trust, may be deemed to beneficially own (and have shared voting and dispositive power over) the Shares owned by Purchaser.

(4)
Adam D. Portnoy and Barry M. Portnoy are managing trustees of SNH, which owns 4,235,000 Shares. Adam D. Portnoy and Barry M. Portnoy are also executive officers of RMR LLC, manager of SNH. However, they and RMR LLC may not act to vote or sell the 4,235,000 Shares owned by SNH without authorization of the board of trustees of SNH, which is comprised of five trustees. As a result, Adam D. Portnoy and Barry M. Portnoy have determined that they do not beneficially own the 4,235,000 Shares owned by SNH and, as a result, those Shares are not referenced.

        Purchaser or its affiliates may at any time and from time to time, directly or indirectly, acquire additional Shares, economic interests in Shares or associated rights or securities exercisable for or convertible into Shares, and in the future dispose of some or all of its or their Shares, based upon its or their ongoing evaluation of FVE, prevailing market conditions, liquidity requirements and/or other investment considerations and subject to FVE's charter, bylaws, applicable legal restrictions, the Consent, Standstill, Registration Rights and Lock-Up Agreement among Purchaser, ABP Trust, Barry M. Portnoy, Adam D. Portnoy (together, the "Requesting Parties") and FVE (the "FVE Standstill and Lock-Up Agreement") and the Consent Agreement among Purchaser, the other Requesting Parties and SNH (the "SNH Consent Agreement"). Any determination with respect to the acquisition or disposition of additional Shares depends upon a variety of factors, including, without limitation, current and anticipated future trading prices for the Shares, the financial condition, results of operations and prospects of FVE, tax considerations and general economic, financial market and industry conditions.

        This Offer is being made to all holders of outstanding Shares. To the extent that any officer, director or affiliate of FVE is a holder of such Shares and validly tenders such Shares pursuant to this Offer, Purchaser will purchase their Shares upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal.

        Except as set forth elsewhere in this Offer to Purchase or in Schedule A: (i) none of the Requesting Parties (a) beneficially owns or has a right to acquire any Shares or any other equity securities of FVE; (b) has effected any transaction in Shares or any other equity securities of FVE during the past 60 days; (c) has any agreement, arrangement or understanding, whether or not legally enforceable, with any other person with respect to any securities of FVE (including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations); (ii) in the past two years, there have been no transactions between any of the Requesting Parties, on the one hand, and FVE or any of its executive officers, directors (other than Barry M. Portnoy) or affiliates, on the other hand, that haven't been reported; and (iii) in the past two years, there have been no negotiations, transactions or material contacts between any of the Requesting Parties, on the one hand, and FVE or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of FVE's securities, an election of FVE's directors or a sale or other transfer of a material amount of assets of FVE.

SECTION 10.  BACKGROUND OF THE OFFER

        On September 7, 2016, at an informal meeting with the other members of the FVE board of directors, Barry M. Portnoy advised the other members of the FVE board of directors that he and

Adam D. Portnoy were considering making a significant investment in Shares. Barry M. Portnoy stated that he and Adam D. Portnoy were working to determine if and how they may go about such an investment without causing the loss of certain FVE tax attributes and considering the restrictions in FVE's charter and bylaws on ownership of Shares. Barry M. Portnoy told the other members of the FVE board of directors that action by the FVE board of directors may be required to achieve these objectives and that if he and Adam D. Portnoy determined to proceed with this investment he would likely make a proposal at the next regularly scheduled meeting of the FVE board of directors later in September.

        On September 19, 2016, during an executive session of a meeting of the FVE board of directors, Barry M. Portnoy, in his capacity as an owner of ABP Trust and on behalf of the Requesting Parties, disclosed to the other members of the FVE board of directors that the Requesting Parties were considering the possible acquisition by Purchaser of up to 18,000,000 Shares by a partial cash tender offer to be commenced in the near future, other tender offers and open market or privately negotiated purchases. In furtherance of this plan and on behalf of the Requesting Parties, Mr. Portnoy requested that the FVE board of directors (i) grant the Requesting Parties and certain related persons exceptions to ownership and transfer restrictions set forth in FVE's charter and bylaws and (ii) approve the proposed acquisition of Shares so that the Requesting Parties and certain related persons would not be "interested stockholders" for purposes of the business combination act of the Maryland General Corporation Law ("MGCL"). Mr. Portnoy also advised the FVE board of directors that the Requesting Parties planned to request that SNH consent to the FVE board of directors granting the Requesting Parties such exceptions and waive any default under any lease, management or other agreement between or among FVE and SNH, or any of their subsidiaries, arising or resulting from the grant of such exception or the acquisition of such Shares by Purchaser. The FVE board of directors (with Barry M. Portnoy abstaining) formed a special committee comprised solely of its independent directors (the "FVE Special Committee") to evaluate and respond to the proposal of the Requesting Parties and approved the engagement of Sullivan & Worcester LLP ("S&W") as corporate and tax counsel to the FVE Special Committee and Saul Ewing LLP ("Saul Ewing") as special Maryland counsel to the FVE Special Committee.

        On September 20, 2016, Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden"), counsel to Purchaser, distributed to counsel to the FVE Special Committee, proposed drafts of this Offer to Purchase and the FVE Standstill and Lock-Up Agreement. The draft Standstill and Lock-Up Agreement included a request that the FVE board of directors grant to the Requesting Parties and certain related persons exceptions to restrictions on ownership and transfer of Shares set forth in FVE's charter and bylaws and approve their acquisition of Shares for purposes of the business combination statute of the MGCL. The draft also included proposed lock-up and standstill provisions and a request for demand and piggy-back registration rights.

        On September 22, 2016, during a meeting of the SNH board of trustees, Barry M. Portnoy, in his capacity as an owner of ABP Trust and on behalf of the Requesting Parties, disclosed to the other members of the SNH board of trustees that the Requesting Parties were considering the possible acquisition of Shares described earlier that week to the FVE board of directors. On behalf of the Requesting Parties, Mr. Portnoy requested that the SNH board of trustees (i) consent to the FVE board of directors granting the Requesting Parties and certain related persons exceptions to the ownership restrictions set forth in FVE's charter and (ii) waive any default under any lease, management or other agreement between or among FVE and SNH, or any of their subsidiaries, arising or resulting from the grant of such exception by the FVE board of directors or the acquisition of Shares by the Requesting Parties. The SNH board of trustees (with Barry M. Portnoy and Adam D. Portnoy abstaining) formed a special committee comprised solely of its independent trustees (the "SNH Special Committee") to evaluate and respond to the proposal of the Requesting Parties and approved the engagement of S&W as corporate and tax counsel to the SNH Special Committee.

        On September 26, 2016, S&W distributed to Skadden a revised draft of the FVE Standstill and Lock-Up Agreement and identified issues to be addressed, including the scope of the requested exceptions and approvals, the obligation of the Requesting Parties to obtain the consent of SNH, the duration of the standstill and lock-up restrictions, the amount of Shares proposed to be acquired, the time period during which Purchaser may acquire such Shares and fees and expenses incurred by FVE in connection with the Requesting Parties' proposal.

        On September 27, 2016, representatives of S&W and Skadden participated in a call during which the proposed forms of the Offer to Purchase and the FVE Standstill and Lock-Up Agreement and various terms and provisions thereof and of FVE's charter and bylaws and the MGCL, as well as the form and scope of the consent from SNH, were discussed.

        On September 28, 2016, after discussion with representatives of the Requesting Parties, Skadden distributed to S&W a revised draft of the FVE Standstill and Lock-Up Agreement.

        On September 29, 2016, S&W distributed to Skadden a draft form of the SNH Consent Agreement.

        On September 29, 2016, representatives of Saul Ewing and Skadden participated in a call during which they discussed the proposal of the Requesting Parties and provisions of the MGCL.

        On September 29, 2016, after discussion with representatives of the Requesting Parties, Skadden distributed to S&W a revised draft of the SNH Consent Agreement.

        On September 30, 2016, S&W distributed further revised drafts of the FVE Standstill and Lock-Up Agreement and the SNH Consent Agreement to Skadden.

        During the period from September 19, 2016 through October 1, 2016, the FVE Special Committee or its chair met on several occasions with its counsel to consider the proposal of the Requesting Parties and drafts of the proposed Offer to Purchase, the FVE Standstill and Lock-Up Agreement and the SNH Consent Agreement and also met with representatives of Ropes & Gray LLP, its regulatory counsel, to consider the impact, if any, that an acquisition of Shares might have on FVE's various health-care related licenses.

        During the period from September 22, 2016 through October 2, 2016, the SNH Special Committee or its chair met on several occasions with its counsel to consider the proposal of the Requesting Parties and drafts of the proposed Offer to Purchase, the FVE Standstill and Lock-Up Agreement and the SNH Consent Agreement and also met with the chair of the FVE Special Committee regarding the proposal of the Requesting Parties.

        On September 30, 2016 and October 1, 2016, Purchaser and Skadden, on the one hand, and FVE, S&W and Saul Ewing, on the other hand, engaged in a number of further conversations and negotiations regarding the FVE Standstill and Lock-Up Agreement and the SNH Consent Agreement.

        Following these conversations and negotiations, on October 1, 2016, the FVE board of directors held a telephonic meeting in which representatives of S&W and Saul Ewing participated. After receiving and discussing a report from the FVE Special Committee, including its recommendation that the FVE board of directors approve the FVE Standstill and Lock-Up Agreement, the FVE board of directors reviewed and discussed the meeting materials that had been distributed to them, which included the forms of the FVE Standstill and Lock-Up Agreement and the SNH Consent Agreement, as well as proposed resolutions for consideration by the FVE board of directors with respect to those documents and related matters. Following this discussion, the FVE independent directors and the FVE board of directors (with Barry M. Portnoy abstaining), voting separately:

  •
  granted certain exceptions to the ownership restrictions set forth in FVE's charter to the Requesting Parties and certain related persons that deem them to be "Excepted Holders," as defined in FVE's charter, including allowing the Requesting Parties together with certain related persons to own, directly or by attribution, in aggregate, up to thirty-eight percent (38%) of the issued and outstanding Shares, but in any event not in excess of the lesser of (x) the maximum number of Shares which they may acquire and own without having obtained the consent of lenders to FVE and its subsidiaries until such lender consent has been obtained, and thereafter, the maximum number of Shares which they may acquire and own under such lender consent and (y) one hundred and four percent (104%) of the issued and outstanding Shares that they own on March 31, 2017; and

  •
  for the purposes of restrictions on transfers of Shares set forth in Article IX of FVE's bylaws and Sections 3-601, 3-602 and 3-603 under the MGCL, approved the acquisition by the Requesting Parties, in aggregate, of up to 18,000,000 Shares and certain other transfers by or to the Requesting Parties and certain related persons, subject to the terms and conditions set forth in the FVE Standstill and Lock-Up Agreement, including the requirement that SNH shall have approved and executed the SNH Consent Agreement. At this meeting, the FVE independent directors and the FVE board of directors (with Barry M. Portnoy abstaining) also separately determined not to express an opinion on, and to remain neutral toward, the Offer.

        On October 2, 2016, the SNH Special Committee held a telephonic meeting. The chair of the FVE Special Committee also attended the meeting at the invitation of the SNH Special Committee and responded to questions posed by it. Following the SNH Special Committee meeting, the SNH board of trustees held a telephonic meeting in which representatives of S&W participated. After receiving and discussing a report from the chair of the SNH Special Committee, including its recommendation that the SNH board of trustees approve the SNH Consent Agreement, the SNH board of trustees reviewed and discussed the meeting materials that had been distributed to them, which included the forms of the FVE Standstill and Lock-Up Agreement and the SNH Consent Agreement, as well as proposed resolutions for consideration by the SNH board of trustees with respect to those documents and related matters. Following this discussion, the SNH independent trustees and the SNH board of trustees (with Barry M. Portnoy and Adam D. Portnoy abstaining) separately approved the SNH Consent Agreement.

        On October 2, 2016, the trustees of ABP Trust and the board of directors of Purchaser each adopted resolutions approving the Offer and determining the price at which it proposed to make the Offer and the exact number of shares it intended to initially seek to purchase and approving the FVE Standstill and Lock-Up Agreement and the SNH Consent Agreement. Later on October 2, 2016, the Requesting Parties and FVE entered into the FVE Standstill Agreement and the Requesting Parties and SNH entered into the SNH Consent Agreement.

        On October 3, 2016, Purchaser issued a press release announcing its intention to make a cash tender offer for up to 10,000,000 Shares at a price of $3.00 per Share. On that same date, FVE issued a press release stating that the FVE board of directors intended to express no opinion to FVE's stockholders with respect to, and to remain neutral toward, the Offer.

        On October 6, 2016, Purchaser commenced the Offer.

SECTION 11.  PURPOSE OF THE OFFER

        We are making the Offer because we would like to make a significant equity investment in FVE through the acquisition of Shares. We believe that the Shares represent an attractive investment for us and that our resulting ownership stake will further align the personal interests of Barry M. Portnoy and Adam D. Portnoy with those of FVE and its other stockholders and increase their influence over the strategic direction of FVE. In addition, the Offer provides stockholders with an efficient way to sell their Shares without incurring broker's fees or commissions with open market sales.

        None of Purchaser, ABP Trust, Barry M. Portnoy, Adam D. Portnoy, Wells Fargo Bank, N.A., in its capacity as depositary and paying agent, or Morrow Sodali Global LLC, in its capacity as information agent, make any recommendation to you as to whether to tender or refrain from tendering your Shares and have not authorized any person to make any such recommendation. No later than ten business days from the date of this Offer to Purchase, FVE is required by law to publish, send or give to you a statement disclosing whether its board of directors either recommends acceptance or rejection of the Offer, expresses no opinion and remains neutral toward the Offer or is unable to take a position with respect to the Offer. You should carefully read the information set forth in that statement before you tender your Shares in the Offer. You must make your own decision whether to tender Shares, and if so, how many Shares to tender. In doing so, you should read and evaluate carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer, and should discuss whether to tender your Shares with your financial, tax or other advisors.

        Following the completion or termination of the Offer, we may, from time to time, purchase Shares on the open market or through private or public transactions in accordance with applicable law. Rule 14e-5 under the Exchange Act generally prohibits us and our affiliates from purchasing Shares, other than in the Offer, until the Expiration Time, except pursuant to certain limited exceptions including as provided in Exchange Act Rule 14e-5.

SECTION 12.    RELATIONSHIPS, AGREEMENTS AND TRANSACTIONS WITH FVE OR ITS AFFILIATES; PLANS FOR FVE

Relationships, Agreements and Transactions with FVE or its Affiliates.

  Purchaser, ABP Trust, Barry M. Portnoy, Adam D. Portnoy, RMR Inc. and RMR LLC.

        Purchaser is a wholly owned subsidiary of ABP Trust. ABP Trust is the controlling stockholder of RMR Inc., whose shares of class A common stock are listed on the Nasdaq. RMR LLC, which provides business management services to FVE, is a majority owned subsidiary of RMR Inc. ABP Trust controls 91.4% of the voting power of the outstanding shares of RMR Inc. and owns, directly and indirectly, an approximate 51.8% economic interest in RMR LLC. Neither Purchaser nor ABP Trust currently own any Shares directly.

        ABP Trust is owned by Barry M. Portnoy and Adam D. Portnoy. Barry M. Portnoy is a managing director and executive officer of RMR Inc. and chairman of RMR LLC. Adam D. Portnoy is a managing director, president and chief executive officer of RMR Inc. and the president and chief executive officer of RMR LLC. Barry M. Portnoy directly owns 231,622 Shares and Adam D. Portnoy directly owns 108,000 Shares.

        Barry M. Portnoy is and has been one of FVE's managing directors since 2001. Bruce J. Mackey Jr., FVE's president and chief executive officer, Richard A. Doyle, FVE's chief financial officer and treasurer, and Katherine E. Potter, FVE's senior vice president and general counsel, are officers and employees of RMR LLC. Two of FVE's independent directors also serve as independent directors or independent trustees of other public companies to which RMR LLC or its affiliates provide management services. As a managing director of FVE, Barry M. Portnoy participates in the governance and management of FVE, including, upon the recommendation of the nominating and governance committee of FVE's board of directors, in the nomination and election of FVE's directors. As officers of FVE, Bruce J. Mackey Jr., Richard A. Doyle and Katherine E. Potter participate in the governance and management of FVE, including by participating in meetings of FVE's board of directors and committees thereof at the invitation of the board or such committee.

        RMR LLC also provides management services to SNH. FVE is SNH's largest tenant and it manages certain senior living communities for SNH. SNH is FVE's largest landlord, owns 4,235,000, or approximately 8.6%, of the outstanding Shares and owns 2,637,408 shares of Class A common stock of

RMR Inc., which represent approximately 1.5% of the combined voting power of RMR Inc.'s common stock. Barry M. Portnoy is and has been a managing trustee of SNH since 1999 and serves as a director, managing director, trustee or managing trustee of all of the other companies to which RMR LLC or its affiliates provide management services. Adam D. Portnoy is and has been a managing trustee of SNH since 2007 and serves as a director, managing director, trustee or managing trustee of a majority of the other companies to which RMR LLC or its affiliates provide management services. In addition, officers of RMR LLC and RMR Inc. serve as SNH's officers and officers of other companies to which RMR LLC or its affiliates provide management services.

        FVE leases its headquarters building from a subsidiary of ABP Trust. In December 2014, FVE and such subsidiary amended this lease to add additional rental space for increased rent. As amended, this lease requires FVE to pay current annual rent of approximately $903,000, which amount is subject to fixed increases. FVE's rent expense for its headquarters, which included utilities and real estate taxes that FVE is required to pay as additional rent, was approximately $952,000 for the six months ended June 30, 2016 and approximately $1.7 million and $1.4 million for the years ended December 31, 2015 and 2014, respectively. FVE's headquarters building lease and all amendments thereto were approved by its independent directors.

        In the last two years, because at least 80% of Bruce Mackey's and Paul Hoagland's, FVE's former chief financial officer and treasurer, business time was devoted to services to FVE, 80% of Bruce Mackey's and Paul Hoagland's total cash compensation (that is, the combined base salary and cash bonus paid by FVE and RMR LLC) was paid by FVE and the remainder, $252,885 and $151,827 in 2015 and $237,500 and $147,500 in 2014 was paid by RMR LLC to Bruce Mackey and Paul Hoagland, respectively (such amounts do not reflect separation payments made to Paul Hoagland by FVE and RMR LLC beginning in 2016). Bruce Mackey's and Richard Doyle's, FVE's current chief financial officer and treasurer, compensation in 2016 is being allocated on a similar basis. Bruce Mackey and Richard Doyle are, and Paul Hoagland was, also eligible to participate and participated in certain RMR LLC benefit plans and received grants of shares under the equity compensation plans of other companies managed by RMR LLC and RMR Inc., in their capacities as officers of RMR LLC. The share awards received by Bruce Mackey, Richard Doyle and Paul Hoagland under the equity compensation plans of such other companies in the last two years had an aggregate value of approximately $330,199, $497,374, and $293,049, respectively, based upon the closing price of those shares on the stock exchange on the dates of grant. One fifth of those shares vested on the grant dates and one fifth vests on each of the next four anniversaries of the grant dates. Effective October 1, 2016, Katherine E. Potter, FVE's senior vice president and general counsel, was appointed a vice president of RMR LLC and it is expected that her cash compensation will be similarly allocated between FVE and RMR LLC in the future and that she will be eligible to participate in certain RMR LLC benefit plans and receive share awards under the equity compensation plans of other companies managed by RMR LLC and of RMR Inc., in her capacity as an officer of RMR LLC.

        FVE currently has a business management agreement with RMR LLC. Pursuant to this agreement, RMR LLC assists FVE with various aspects of its business, which may include, but are not limited to, compliance with various laws and rules applicable to FVE's status as a publicly owned company, preparation for, and conduct of, meetings of FVE stockholders (including annual meetings for the election of directors), maintenance of FVE's facilities, evaluation and presentation of business opportunities, including purchases and sales of material assets, accounting and financial reporting, capital markets and financing activities, investor relations and general oversight of FVE's daily business activities, including legal and tax matters, human resources, insurance programs, management information systems and the like. Under FVE's business management agreement, FVE pays RMR LLC an annual business management fee equal to 0.6% of FVE's revenues. Revenues are defined as FVE's total revenues from all sources reportable under U.S. generally accepted accounting principles ("GAAP") less any revenues reportable by FVE with respect to communities for which FVE provides management services plus the gross revenues at those communities determined in accordance with GAAP. Additionally, under the business management agreement, RMR LLC provided information technology services to FVE until October 1, 2014 in return for FVE's reimbursement of RMR LLC of a percentage of RMR LLC's information technology employee expenses (other than RMR LLC's chief information officer), which percentage was subject to approval by FVE's compensation committee. Pursuant to the business management agreement, FVE recognized business management fees of approximately $4.5 million for the six months ended June 30, 2016 and approximately $8.7 million and $8.5 million for the years ended December 31, 2015 and 2014, respectively, and information system service charges of $0 and approximately $4.0 million, for the years ended December 31, 2015 and 2014, respectively.

        The current term of the business management agreement between FVE and RMR LLC ends on December 31, 2016 and automatically renews for successive one year terms unless FVE or RMR LLC gives notice of non-renewal before the end of an applicable term. On March 16, 2015, FVE and RMR LLC entered into an amended and restated business management agreement, which was approved by FVE's compensation committee, comprised solely of its independent directors. As amended, RMR LLC may terminate the business management agreement upon 120 days' written notice, and FVE continued to have the right to terminate the business management agreement upon 60 days' written notice, subject to approval by a majority vote of FVE's independent directors. As amended, if FVE terminates or elects not to renew the business management agreement other than for cause, as defined, FVE is obligated to pay RMR LLC a termination fee equal to 2.875 times the sum of the annual base management fee and the annual internal audit services expense, which amounts are based on averages during the 24 consecutive calendar months prior to the date of notice of nonrenewal or termination. Also, as amended, RMR LLC agreed to provide certain transition services to FVE for 120 days following termination by FVE or notice of termination by RMR LLC. The business management agreement includes arbitration provisions for resolution of disputes.

        FVE's board of directors has given its compensation committee, which is comprised exclusively of FVE's independent directors, authority to act on FVE's behalf with respect to the business management agreement with RMR LLC. The charter of the compensation committee requires the committee to annually review the terms of the business management agreement, evaluate RMR LLC's performance under this agreement and determine whether to renew, amend or terminate the business management agreement. Under the business management agreement with RMR LLC, FVE acknowledges that RMR LLC also provides management services to other companies, including SNH. In the event of any conflict between FVE and RMR LLC, any affiliate of RMR LLC or any other publicly owned entity with which RMR LLC has a relationship, including SNH, FVE's business management agreement allows RMR LLC to act on its own behalf and on behalf of SNH or such other entity rather than on FVE's behalf.

        FVE has also historically awarded Share grants under FVE's equity compensation plans to certain RMR LLC employees who are not also FVE employees. During the years ended December 31, 2015 and 2014, FVE awarded an aggregate of 98,500 and 81,150 Shares, respectively, to RMR LLC employees, which had an aggregate value of approximately $313,000 and $357,000, respectively, based upon the closing price of the Shares on the NYSE, where the Shares were then listed for trading, on the dates of grant. One fifth of the Shares awarded vested on the grant dates and one fifth vests on each of the next four anniversaries of the grant dates. Any awards of Shares to RMR LLC employees are in addition to both the fees FVE pays to RMR LLC and FVE's awards of Shares to its own directors, officers and employees. In addition, under FVE's business management agreement, FVE reimburses RMR LLC for FVE's allocable costs for internal audit services, which amounts are subject to approval by FVE's compensation committee. The aggregate amounts expensed for internal audit costs were approximately $134,000 for the six months ended June 30, 2016 and approximately $260,000 and $286,000 for the years ended December 31, 2015, and 2014, respectively.

        In December 2015, FVE purchased 12,488 Shares, at the closing price for the Shares on the NYSE, where the Shares were then listed for trading, on the date of purchase, from certain officers and employees of RMR LLC who are not also employees of FVE in satisfaction of tax withholding and payment obligations in connection with the vesting of awards of Shares. On occasion, FVE has, upon the termination of a person's employment with FVE or RMR LLC, accelerated vesting of Shares previously granted to them.

  SNH.

        FVE was formerly a 100% owned subsidiary of SNH. In 2001, SNH distributed substantially all of FVE's then outstanding Shares to SNH shareholders. SNH owns 4,235,000 Shares, or approximately 8.6%, of the outstanding Shares. As noted above, SNH is FVE's largest landlord and its largest stockholder, FVE is SNH's largest tenant and manages certain senior living communities for SNH, and RMR LLC provides management services to both FVE and SNH. Richard Doyle, FVE's chief financial officer and treasurer, was formerly SNH's chief financial officer and treasurer from 2007 through 2015; Barry M. Portnoy, one of FVE's managing directors, is also a managing trustee of SNH and all of SNH's executive officers are officers of RMR LLC.

        In order to effect FVE's spinoff and to govern relations after the spinoff, FVE entered into agreements with SNH and others, including RMR LLC. Since then, FVE has entered into various leases, management agreements and other agreements with SNH that include provisions that confirm and modify these undertakings. Among other matters, these agreements provide that:

  •
  so long as SNH remains a real estate investment trust, FVE may not waive the share ownership restrictions in its charter on the ability of any person or group to acquire more than 9.8% of any class of its equity shares without the consent of SNH;

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  so long as FVE is a tenant of, or manager for, SNH, FVE will not permit nor take any action that, in the reasonable judgment of SNH, might jeopardize the tax status of SNH as a real estate investment trust;

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  SNH has the option to cancel all of FVE's rights under the leases and management agreements FVE has with SNH upon the acquisition by a person or group of more than 9.8% of FVE's voting stock and upon other change in control events affecting FVE, as defined in those documents, including the adoption of any stockholder proposal (other than a precatory proposal) or the election to the board of directors of any individual if such proposal or individual was not approved, nominated or appointed, as the case may be, by vote of a majority of FVE's directors in office immediately prior to the making of such proposal or the nomination or appointment of such individual;

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  the resolution of disputes arising from FVE's leases and other agreements with SNH may be resolved by binding arbitration; and

  •
  so long as FVE is a tenant of, or manager for, SNH or so long as FVE has a business management agreement with RMR LLC, FVE will not acquire or finance any real estate of a type then owned or financed by SNH or any other company managed by RMR LLC without first giving SNH or such company managed by RMR LLC, as applicable, the opportunity to acquire or finance that real estate.

        Senior living communities FVE leases from SNH.    As of June 30, 2016, FVE leased 184 senior living communities from SNH under five long term leases. Under FVE's leases with SNH, FVE pays SNH rent consisting of annual rent amounts plus percentage rent based on increases in gross revenues at certain properties. FVE's total annual rent payable to SNH as of June 30, 2016, December 31, 2015 and 2014 was approximately $202 million, $192 million and $191 million, respectively, excluding percentage rent. FVE's total rent expense (which includes rent for all properties FVE leases from

SNH, including properties FVE classified as discontinued operations) under all of its leases with SNH, net of lease inducement amortization and the amortization of the deferred gain associated with the sale and leaseback transaction with SNH described below, was approximately $99 million, $196 million and $196 million for the six months ended June 30, 2016 and the years ended December 31, 2015 and 2014, respectively. As of June 30, 2016 and December 31, 2015 and 2014, FVE had outstanding rent due and payable to SNH of approximately $17.5 million, $17.3 million and $17.3 million, respectively. During the six months ended June 30, 2016 and the years ended December 31, 2015 and 2014, pursuant to the terms of FVE's leases with SNH, FVE sold approximately $11.7 million, $21.3 million and $25.8 million, respectively, of certain improvements made to properties leased from SNH and, as a result, FVE's annual rent payable to SNH increased by approximately $940,000, $1.7 million and $2.1 million, respectively. As of June 30, 2016, FVE's property and equipment included approximately $6.1 million for similar improvements it made to properties it leases from SNH that it expected to request that SNH purchase from it for an increase in future rent; however, SNH is not obligated to purchase these improvements.

        FVE's leases with SNH require it to pay percentage rent at the majority of the senior living communities it leases from SNH equal to 4% of the amount by which gross revenues, as defined in such leases, of each property exceeds gross revenues in a specific base year. These amounts are in addition to the annual rent amounts payable by it to SNH. Different base years apply to those communities that pay percentage rent. The base year is usually the first full calendar year after each community is initially leased. Each lease is also a "triple net" lease which requires FVE to pay all costs incurred in the operation of the properties, including the costs of maintenance, personnel, services to residents, insurance and real estate and personal property taxes.

        From January 1, 2014 through June 30, 2016, FVE and SNH sold 10 senior living communities that FVE had leased from SNH for an aggregate of approximately $16.9 million, and FVE's rent payable to SNH decreased as these sales occurred by $1.7 million in the aggregate in accordance with the terms of the applicable leases. In September 2016, FVE and SNH sold a vacant senior living community that FVE leased from SNH for $247,500 and as a result of this sale, FVE's annual rent payable to SNH decreased by approximately $24,750 in accordance with the terms of the applicable lease.

        In July 2014, FVE and SNH entered into an amendment to the fourth combination lease with SNH, pursuant to which FVE exercised the first of its existing lease extension options, extending the term from April 30, 2017 to April 30, 2032, and SNH granted FVE a third option for FVE to extend the term of such lease from May 1, 2047 to April 30, 2062.

        In February 2015, SNH acquired a land parcel adjacent to a senior living community FVE leases from SNH for approximately $490,000. FVE and SNH added this property to the lease for that senior living community and FVE's annual rent payable to SNH increased by approximately $39,000 as a result.

        FVE's managed senior living communities.    As of June 30, 2016 and December 31, 2015 and 2014, FVE managed 62, 60 and 46 senior living communities for the account of SNH, respectively, each pursuant to long term management agreements on substantially similar terms. FVE earned management fees from SNH of approximately $5.6 million, $10.7 million and $9.8 million for the six months ended June 30, 2016 and the years ended December 31, 2015 and 2014, respectively.

        On June 29, 2016, FVE entered into a transaction agreement and related agreements (collectively, the "SNH Transaction Documents") with SNH. Pursuant to the SNH Transaction Documents, among other things, on June 29, 2016, FVE and SNH completed a sale and leaseback transaction with respect to certain senior living communities FVE owned and amended the pooling arrangements related to its management of certain of the senior living communities it manages for the account of SNH. Significant terms of the SNH Transaction Documents are summarized below:

  •
  Pursuant to the SNH Transaction Documents, FVE and SNH entered into a purchase and sale agreement whereby SNH purchased seven of the senior living communities FVE owned for an aggregate purchase price of approximately $112 million, and FVE and SNH simultaneously entered into a fifth long term lease agreement (the "New SNH Lease"), whereby SNH leased those seven senior living communities to FVE.

  •
  Pursuant to the New SNH Lease, FVE is required to pay SNH initial annual rent of approximately $8.4 million, plus, beginning in 2018, percentage rent equal to 4% of the amount by which gross revenues, as defined in the New SNH Lease, of each community exceeds gross revenues of such community in 2017. The initial term of the New SNH Lease expires on December 31, 2028, subject to FVE's options to extend the term of the New SNH Lease for two consecutive 15-year terms. Pursuant to the New SNH Lease, FVE may request that SNH purchase certain improvements to the communities in return for rent increases in accordance with the formula specified in the New SNH Lease; however, SNH is not obligated to purchase such improvements and FVE is not required to sell them to SNH. Pursuant to the SNH Transaction Documents, SNH has the right, in connection with a financing or other capital raising transaction by it, to reassign one or more of the communities covered by the New SNH Lease to another existing or new long term lease agreement between FVE and SNH. Other terms of the New SNH Lease are substantially similar to those of FVE's other four multi-property preexisting long term leases with SNH.

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  Pursuant to the SNH Transaction Documents, FVE's three existing pooling agreements with SNH that combined for certain purposes certain of its management agreements with SNH for senior living communities that included assisted living units ("AL Management Agreements"), were terminated. Also pursuant to the SNH Transaction Documents, FVE entered into 10 new pooling agreements with SNH (the "New SNH Pooling Agreements"). Nine of the New SNH Pooling Agreements combine six AL Management Agreements and one of the New SNH Pooling Agreements currently combines five AL Management Agreements. Each New SNH Pooling Agreement combines various calculations of revenues and expenses from the operations of the applicable communities covered by such New SNH Pooling Agreement.

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  Pursuant to the New SNH Pooling Agreements, the AL Management Agreements covered by each New SNH Pooling Agreement generally provides FVE with a management fee equal to either 3% or 5% of the gross revenues realized at such communities plus reimbursement for its direct costs and expenses related to such communities, as well as an annual incentive fee equal to either 35% or 20% of the annual net operating income of such communities remaining after SNH realizes an annual minimum return equal to either 8% or 7% of its invested capital, or, in the case of nine communities, a specified amount plus 7% of SNH's invested capital since December 31, 2015. The calculations of FVE's fees and of SNH's annual minimum return related to any AL Management Agreement that became effective before May 2015 and had been pooled under one of the previously existing pooling agreements are generally the same as they were under the previously existing pooling agreements. However, with respect to certain communities, SNH's annual minimum return was reduced to 7%, and also, with respect to the nine communities referenced above, SNH's annual minimum return was reset as of 2016 to the specified amounts. With regard to AL Management Agreements that became effective from and after May 2015, the management fee was changed to 5%, rather than the prior 3%, of the gross revenues realized at the applicable community, and the incentive fee was changed to 20%, rather than the prior 35%, of the annual net operating income of the applicable community remaining, in all cases after SNH realizes its requisite annual minimum return. Pursuant to the New SNH

    Pooling Agreements, SNH will pay FVE a fee for its management of capital expenditure projects equal to 3% of amounts funded by SNH.

  •
  The terms of the AL Management Agreements covered by the New SNH Pooling Agreements expire between 2030 and 2039 and are subject to automatic renewals, unless earlier terminated or timely notices of nonrenewal are delivered. The right that FVE and SNH each had under the AL Management Agreements that became effective from and after May 1, 2015 to terminate each such AL Management Agreement as of December 31, 2016 was eliminated pursuant to the applicable New Pooling Agreement. FVE has a limited right under the AL Management Agreements to require underperforming communities to be sold, and SNH has the right to terminate all the AL Management Agreements subject to a New SNH Pooling Agreement if it does not receive its annual minimum return under such New SNH Pooling Agreement in each of three consecutive years, commencing with calendar year 2016, subject to certain cure rights that FVE has.

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  The New SNH Pooling Agreements collectively combine all AL Management Agreements except for the management agreement related to one assisted living community located in New York and the management agreement related to one assisted living community located in California, and, other than as described below, the terms of those management agreements were not amended as part of the transactions contemplated by the SNH Transaction Documents. The terms of FVE's existing pooling agreement with SNH that combines its management agreements with SNH for senior living communities that include only independent living units, and the terms of those management agreements, also were not amended as part of the transactions contemplated by the SNH Transaction Documents.

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  Pursuant to the SNH Transaction Documents, FVE and SNH amended the management agreement for one California community so that the calculation of SNH's annual minimum return under that agreement is fixed at approximately $3.6 million plus 7% of any amount funded by SNH for capital expenditures at this community since December 31, 2015.

        The terms of the SNH Transaction Documents were negotiated and approved by special committees of FVE's board of directors and SNH's board of trustees composed of FVE's independent directors and SNH's independent trustees who are not also directors or trustees of the other party, which committees were represented by separate counsel.

        In July 2016, FVE began managing for the account of SNH a senior living community located in Alabama with 163 living units. The terms by which FVE is managing this senior living community are described above.

        D&R Yonkers LLC.    FVE manages a portion of a senior living community in New York that is not subject to the requirements of New York healthcare licensing laws, consisting of 199 living units, pursuant to a long term management agreement with SNH. Pursuant to this management agreement, SNH pays FVE a management fee equal to 5% of the gross revenues realized at that portion of the community and FVE is not entitled to any incentive fee. This management agreement expires on December 31, 2031. In order to accommodate certain requirements of New York healthcare licensing laws, a subsidiary of SNH subleases a portion of this senior living community that is subject to those requirements, consisting of 111 living units, to an entity, D&R Yonkers LLC, which is owned by SNH's president and chief operating officer, David Hegarty, and FVE's chief financial officer and treasurer, Richard Doyle. FVE manages this portion of the community pursuant to a long term management agreement with D&R Yonkers LLC. Pursuant to this management agreement, D&R Yonkers LLC pays FVE a management fee equal to 3% of the gross revenues realized at that portion of the community and FVE is not entitled to any incentive fee. This management agreement expires on August 31, 2017, and is subject to renewal for nine consecutive five year terms, unless earlier terminated or timely notice of nonrenewal is delivered. FVE earned management fees of approximately $129,000 for the six months ended June 30, 2016 and approximately $210,000 and $222,000 for the years ended 2015 and 2014, respectively, with respect to the senior living community it managed for D&R Yonkers LLC.

  AIC.

        ABP Trust, FVE, SNH and four other companies to which RMR LLC provides management services currently own Affiliates Insurance Company, an Indiana insurance company ("AIC"), and are parties to an amended and restated shareholders agreement regarding AIC.

        All of FVE's directors and all of the trustees and directors of the other AIC shareholders currently serve on the board of directors of AIC. RMR LLC provides management and administrative services to AIC. Pursuant to this agreement, AIC pays to RMR LLC a service fee equal to 3.0% of the total annual net earned premiums payable under then active policies issued or underwritten by AIC or by a vendor or an agent of AIC on its behalf or in furtherance of AIC's business. The shareholders agreement among FVE, the other shareholders of AIC and AIC includes arbitration provisions for the resolution of disputes.

        FVE has invested approximately $6 million in AIC, has purchased substantially all of its property insurance in a program designed and reinsured in part by AIC and periodically considers the possibilities for expanding its relationship with AIC to other types of insurance. In June 2015, FVE and the other shareholders of AIC renewed their participation in a combined property insurance program arranged by AIC and with respect to which AIC is an insurer of certain coverage amounts. In connection with that renewal, FVE and the other AIC shareholders purchased a three year combined property insurance policy providing $500 million of coverage annually, with the premiums to be paid annually, and purchased a one year combined policy providing certain other coverage, which was renewed in June 2016 for an additional year. FVE's annual premiums for this property insurance were approximately $4.1 million and $3.9 million for the years ended December 31, 2015 and 2014, respectively. FVE expects to pay aggregate annual premiums, including taxes and fees, of approximately $4.6 million in connection with this insurance program for the policy year ending June 30, 2017, which amount may be adjusted from time to time as FVE acquires and disposes of properties that are included in this insurance program.

        See "Section 9. Certain Information Concerning Purchaser" of this Offer to Purchase.

  Directors' and Officers' Liability Insurance.

        FVE, RMR Inc., SNH and certain companies to which RMR LLC provides management services participate in a combined directors' and officers' liability insurance policy. This combined policy currently provides for $10 million of combined primary coverage, and expires in September 2018. The premium payable by FVE for this combined policy, which was extended in September 2016, was approximately $79,000. The premium for the combined policy was allocated among the insured companies after consultation with the insurance broker and approval by each company's board and independent trustees or independent directors as applicable.

  General.

        The foregoing descriptions of FVE's agreements with the Requesting Parties, RMR LLC, RMR Inc., SNH, AIC and other entities are summaries and are qualified in their entirety by the terms of the agreements. A further description of the terms of certain of those agreements is included in FVE's Annual Report filed on Form 10-K for the year ended December 31, 2015, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, its definitive Proxy Statement for its 2016 Annual Meeting of Shareholders and its other filings with the SEC. In addition, copies of certain of the agreements evidencing these relationships are filed with the SEC and may be obtained from the SEC's website, www.sec.gov. FVE, ABP Trust, Purchaser and their affiliates are expected to engage in additional transactions in the future.

  The Offer.

  FVE Board Approvals.

        On October 1, 2016, FVE's independent directors and FVE's board of directors (with Barry M. Portnoy abstaining), voting separately, each:

  •
  determined that the ownership by the Requesting Parties and certain related persons, in aggregate, of up to thirty-eight percent (38%) of the issued and outstanding Shares, will not cause FVE or any person in which FVE owns, directly or indirectly, any equity interest and which is a tenant of SNH or any entity in which SNH owns any equity interest, to be considered a "related party tenant" with respect to SNH for purposes of Section 856(d)(2)(B) of the Internal Revenue Code of 1986, as amended (the "Code");

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  granted certain exceptions to the ownership restrictions set forth in FVE's charter to the Requesting Parties and certain related persons that deem them to be "Excepted Holders," as defined in FVE's charter, including allowing the Requesting Parties together with certain related persons to own, directly or by attribution, in aggregate, up to thirty-eight percent (38%) of the issued and outstanding Shares, but in any event not in excess of the lesser of (x) the maximum number of Shares which they may acquire and own without having obtained the consent of lenders to FVE and its subsidiaries until such lender consent has been obtained, and thereafter, the maximum number of Shares which they may acquire and own under such lender consent and (y) one hundred and four percent (104%) of the issued and outstanding Shares that they own on March 31, 2017; and

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  for the purposes of restrictions on transfers of Shares set forth in Article IX of FVE's bylaws and Sections 3-601, 3-602 and 3-603 under the MGCL, approved the acquisition by the Requesting Parties, in aggregate, of up to 18,000,000 Shares and certain other transfers by or to the Requesting Parties and certain related persons, subject to the terms and conditions set forth in the FVE Standstill and Lock-Up Agreement described below. The exception to the ownership restriction in FVE's charter also covers certain persons to whom Shares owned by the Requesting Parties and certain other persons may be attributed under tax laws for such attributed Shares and certain additional Shares, including those issued pursuant to a FVE equity compensation plan.

  Consent, Standstill, Registration Rights and Lock-Up Agreement.

        In connection with our request that FVE grant the above described exceptions and approvals, on October 2, 2016, Purchaser and the other Requesting Parties entered into the FVE Standstill and Lock-Up Agreement with FVE that stipulates conditions to the effectiveness of the exceptions and approvals granted by FVE's board of directors described above, including that:

  •
  the Requesting Parties shall have obtained (i) the written consent of SNH to the FVE board of directors' grant of the exceptions to the ownership restrictions set forth in FVE's charter described in the FVE Standstill and Lock-Up Agreement, including allowing the Requesting Parties together with certain related persons to own, directly or by attribution, in aggregate, up to thirty-eight percent (38%) of the issued and outstanding Shares, and (ii) a written waiver of SNH of any default or event of default under any lease, management or other agreement between or among FVE and SNH, or any of their subsidiaries, arising or resulting from the grant of such exceptions or the acquisition by the Requesting Parties, in aggregate, of up to 18,000,000 Shares, such consent and waiver to be in a form satisfactory to the FVE board of directors in its sole discretion;

  •
  if required, the Requesting Parties shall have obtained a written waiver from FVE's lenders under its secured revolving credit facility of any default or event of default under the agreement governing such credit facility or resulting from the acquisition by the Requesting Parties of 35% or more of the combined voting power of all voting interests of FVE, for the benefit of FVE and the Requesting Parties and otherwise in a form satisfactory to FVE's board of directors in its sole discretion;

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  the representations and warranties of the Requesting Parties set forth in the FVE Standstill and Lock-Up Agreement shall be true and correct as of the date of that agreement in all material respects; and

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  any permit, license or other approval of any governmental entity required to be obtained by the FVE, SNH or any of their respective subsidiaries as a result of the acquisition of Shares by the Requesting Parties shall have been obtained or, in the judgment of the board or directors of FVE, is expected to be timely obtained, on terms satisfactory to the board of directors of FVE.

        Under the FVE Standstill and Lock-Up Agreement, we and the other Requesting Parties each agreed not to transfer, except for certain permitted transfers as provided for therein, any Shares acquired after October 2, 2016, including Shares acquired in this Offer but not including Shares issued to Barry M. Portnoy or Adam D. Portnoy under a FVE equity compensation plan, for a lock-up period that ends on the earlier of (i) the ten year anniversary of the FVE Standstill and Lock-Up Agreement, (ii) January 1st of the fourth calendar year after FVE's first taxable year to which no then existing net operating loss or certain other tax benefits may be carried forward by FVE, but no earlier than January 1, 2022, (iii) the date that FVE enters into a definitive binding agreement for a transaction that, if consummated, would result in a change of control of FVE, (iv) the date that the FVE board of directors otherwise approves and recommends that FVE stockholders accept a transaction that, if consummated, would result in a change of control of FVE; and (v) the consummation of a change of control of FVE.

        Under the FVE Standstill and Lock-Up Agreement, we and the other Requesting Parties have each agreed, for a period of ten years, not to engage in certain activities involving FVE without the approval of FVE's board of directors, including not to (i) effect or seek to effect any tender or exchange offer, merger, business combination, recapitalization, restructuring, liquidation or other extraordinary transaction involving FVE, other than the acquisition by the Requesting Parties of up to 18,000,000 Shares prior to March 31, 2017, or solicit any proxies to vote any voting securities of FVE, (ii) deposit the Shares or other voting securities of FVE in a voting trust or subject the Shares to a voting agreement or other arrangement with respect to the voting of such Shares; (iii) publicly request that FVE amend or waive any provision of the FVE Standstill and Lock-Up Agreement; (iv) take any action which would reasonably be expected to result in FVE making a public announcement regarding any of the types of matters set forth above; or (v) encourage, assist or enter into any discussions or arrangements with any third party with respect to any of the foregoing. These provisions do not restrict activities taken by an individual in her or his capacity as a director, officer or employee of FVE.

        The FVE Standstill and Lock-Up Agreement also provides us and the other Requesting Parties with certain demand and piggy-back registration rights with respect to certain Shares at any time after the lock-up period described above, subject to specified terms and conditions.

        In addition, pursuant to the FVE Standstill and Lock-Up Agreement, the Requesting Parties have agreed to pay all out-of-pocket fees and expenses (including attorneys' fees) reasonably incurred and paid by FVE in connection with: (i) the negotiation, preparation and execution of the Standstill and Lock-Up Agreement, the SNH Consent Agreement (as defined below) and any required lender consent, (ii) the preparation of the Solicitation/Recommendation Statement on Schedule 14D-9 and any other required filing with the SEC related to the Offer, the Standstill and Lock-Up Agreement, the SNH Consent Agreement and any required lender consent and (iii) the obtaining of (or the failure to obtain) any approval, permit, authorization, license or consent of any governmental entity required to be obtained, in each case, whether or not the Offer is consummated.

        The foregoing description of the FVE Standstill and Lock-Up Agreement is not complete and is subject to and qualified in its entirety by reference to the full text of the FVE Standstill and Lock-Up Agreement, which is attached as Exhibit (a)(1)(F) to our Schedule TO filed with the SEC on the date hereof, and which is incorporated herein by reference.

  SNH Consent.

        On October 2, 2016, we and the other Requesting Parties entered into the SNH Consent Agreement with SNH, which was approved by SNH's independent trustees and SNH's board of trustees, voting separately, pursuant to which SNH (i) consented to the FVE board of directors' grant of exceptions to the ownership restrictions set forth in FVE's charter that would allow Purchaser and certain related persons to acquire and own, in aggregate, up to thirty-eight percent (38%) of the issued and outstanding Shares and (ii) waived any default or event of default under any lease, management or other agreement between or among FVE and SNH, or any of their subsidiaries, arising or resulting from the grant of such exceptions or the acquisition by the Requesting Parties, in aggregate, of up to 18,000,000 Shares. The SNH Consent Agreement stipulates conditions to the effectiveness of the consent and waiver granted by the SNH board of trustees, including that the Requesting Parties shall have entered into the FVE Standstill and Lock-Up Agreement in a form satisfactory to SNH's board of trustees in its sole discretion, and that all conditions to the effectiveness of the FVE Standstill and Lock-Up Agreement shall have been satisfied.

        The foregoing description of the SNH Agreement is not complete and is subject to and qualified in its entirety by reference to the full text of the SNH Agreement, which is attached as Exhibit (a)(1)(G) to our Schedule TO filed with the SEC on the date hereof, and which is incorporated herein by reference.

Plans for FVE.

        Except as disclosed in this Offer to Purchase, Purchaser and the other Requesting Parties do not have any present plans or proposals that would result in an extraordinary corporate transaction involving FVE or any of its subsidiaries, such as a merger, reorganization, liquidation, or any purchase, sale or transfer of a material amount of its assets, or any material changes in FVE's present dividend policy, indebtedness or capitalization, composition of its management or board of directors or its corporate structure or business. However, Purchaser and the other Requesting Parties intend to continue to review information concerning FVE's business in consultation with FVE's management and board of directors and may, at any time and from time to time, review, reconsider or change their position and/or formulate plans or proposals with respect to any of the foregoing.

SECTION 13.  CONDITIONS OF THE OFFER

        Notwithstanding any other term of the Offer or any provision of this Offer to Purchase, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered in connection with the Offer if any of the following conditions exist:

  i.
  there shall be any threatened, pending or instituted law, decree, judgment, order, injunction, action, proceeding or counterclaim by or before any court, government or governmental authority (a)(1) threatening, challenging or seeking to make illegal, delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of, or payment for, some or all the Shares by Purchaser, (2) seeking to obtain material damages in connection therewith or (3) otherwise directly or indirectly relating to the transactions contemplated by the Offer; (b) seeking to impose or confirm limitations on the ability of Purchaser or any of the other Requesting Parties or their related persons to effectively exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by any such person on all matters properly presented to FVE's stockholders; (c) seeking to require divestiture by Purchaser or any of the other Requesting Parties or their related persons of any Shares; or (d) seeking to limit or terminate FVE's ability to carry forward certain tax benefits related to, among other things, its net operating losses;

  ii.
  there shall be any action taken or any statute, rule, regulation, interpretation, judgment, order, decree or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable (a) to Purchaser or any of the other Requesting Parties or their related persons or (b) to the Offer, by any court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, which, in the reasonable judgment of Purchaser, might directly or indirectly result in any of the consequences referred to in clauses (a) through (d) of paragraph (i) above; or

  iii.
  any approval, permit, authorization, license or consent of (i) any governmental, administrative or regulatory entity, agency or authority with jurisdiction over the Offer, Purchaser or any of the other Requesting Persons or FVE, (ii) FVE, (iii) SNH or (iv) any contractual counterparty of FVE or any of its subsidiaries, shall not have been obtained on terms satisfactory to us, or that would or might prohibit, prevent, restrict, delay or make inadvisable consummation of the Offer, in each case in our reasonable discretion.

        All conditions of the Offer must be satisfied or waived at the discretion of Purchaser, in each case, regardless of the circumstances giving rise to such condition (including any action or inaction by FVE).

        In addition, under the agreement governing FVE's secured revolving credit facility, a change in control event of FVE, including the acquisition by any person or group of more than 35% of its voting stock, is a default, unless approved by the required lenders. Obtaining such approval, if required, is one of the conditions to the Offer.

        Purchaser believes the Offer is not subject to the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. See "Antitrust Compliance" under "Section 16. Certain Legal Matters" of this Offer to Purchase.

        The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right shall be deemed an ongoing right which may be asserted at any time and from time to time; provided, however, that conditions to the Offer, other than those dependent upon the receipt of governmental, administrative or regulatory approvals, may only be asserted as of expiration of the Offer. In the event that we become aware that a condition has failed, or will necessarily fail, prior to the expiration of the Offer, we will promptly notify you, which notification may be made by a press release, whether we will waive such condition and proceed with the Offer or terminate the Offer. In the event that we waive any such condition, we will extend the expiration of the Offer to the extent necessary for the Offer to expire no earlier than five business days from the date of our announcement of such waiver.

SECTION 14.  SOURCE AND AMOUNT OF FUNDS

        If we purchase 10,000,000 Shares pursuant to the Offer at $3.00 per Share, our aggregate cost for the Shares will be approximately $30.0 million. Our parent, ABP Trust, will contribute to us sufficient cash to pay this amount and to pay related fees and expenses and to pay all other amounts that may become due and payable as a result of the Offer. The Offer is not conditioned upon any financing arrangements.

        We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (i) the Offer is being made solely in exchange for cash payment, (ii) the Offer is not subject to any financing condition, (iii) ABP Trust, our parent, has sufficient funds to purchase all Shares validly tendered and not properly withdrawn in the Offer and to pay related fees and expenses and (iv) our parent, ABP Trust, will contribute to us sufficient funds to purchase all Shares validly tendered and not properly withdrawn in the Offer and to pay related fees and expenses.

        We are a wholly owned subsidiary of ABP Trust. ABP Trust's most significant asset is its ownership interests in RMR Inc., a company whose shares of class A common stock are listed on Nasdaq, and RMR LLC, which is majority owned subsidiary of RMR Inc. Neither Purchaser nor ABP Trust have any material indebtedness. ABP Trust owns 90,056 shares of class A common stock of RMR Inc., 1,000,000 shares of class B-1 common stock of RMR Inc., 15,000,000 shares of class B-2 common stock of RMR Inc. and 15,000,000 class A membership units of RMR LLC. As a result of this ownership, ABP Trust controls 91.4% of the voting power of the outstanding shares of RMR Inc. and owns, directly and indirectly, an approximate 51.8% economic interest in RMR LLC. RMR Inc. is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters, including its financial statements. The SEC maintains an Internet web site that contains reports, proxy statements and other information about issuers, including RMR Inc., who file electronically with the SEC. The address of that site is www.sec.gov.

SECTION 15.  DIVIDENDS AND DISTRIBUTIONS

        If, on or after October 6, 2016, FVE should (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares, (iii) issue, distribute or sell additional Shares or otherwise cause an increase in the number of outstanding Shares, or (iv) declare or pay any cash dividend or other distribution on the Shares or issue, with respect to the Shares, any additional Shares, shares of any other class of capital stock, other voting securities or any securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date on or prior to the date on which any particular Share is accepted for payment and paid for pursuant to the Offer, or shall publicly disclose that it has taken any of the foregoing actions, then we, in our discretion, may make such adjustments as we deem appropriate in the Offer price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

SECTION 16.  CERTAIN LEGAL MATTERS

General.

        Except as otherwise set forth in this Offer to Purchase, based on Purchaser's review of FVE's publicly available SEC filings and other information regarding FVE, Purchaser is not aware of any licenses or other regulatory permits which appear to be material to the business of FVE and which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser pursuant to the Offer and which would not be obtained in the ordinary course. In addition, except as set forth below, Purchaser is not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for its acquisition or ownership of the Shares. Should any such approval or other action be required, Purchaser currently expects that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it would be obtained without substantial conditions, and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to FVE's business or that certain parts of FVE's business might not have to be disposed of or held separately. In such an event, we may not be required to purchase any Shares in the Offer. See "Section 13. Conditions of the Offer" of this Offer to Purchase.

Antitrust Compliance.

        Purchaser believes that the consummation of the Offer will not violate any antitrust laws, however, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action results in an injunction or order, Purchaser may not be obligated to consummate the Offer. See "Section 13. Conditions of the Offer" of this Offer to Purchase.

State Takeover Laws.

        FVE is incorporated under the laws of the State of Maryland and is governed by the MGCL and its charter and bylaws.

        Business Combinations—Under the MGCL, certain "business combinations" between a Maryland corporation and an "interested stockholder" or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. This statute is commonly known as the "business combination act" of the MGCL. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer, issuance or reclassification of equity securities. An interested stockholder is defined as: (i) any person who beneficially owns directly or indirectly 10% or more of the voting power of the corporation's outstanding voting stock; or (ii) an affiliate or associate of the corporation who, at any time within the two year period prior to the date in question, was the beneficial owner directly or indirectly of 10% or more of the voting power of the then outstanding voting stock of the corporation.

        During the five year prohibition, any business combination between the Maryland corporation and an interested stockholder or an affiliate of an interested stockholder that was not exempted from the operation of the statute prior to the person becoming an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single class; and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or which are held by an affiliate or associate of the interested stockholder. These super majority voting requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation's board of directors prior to the time that the interested stockholder becomes an interested stockholder.

        A person is not an interested stockholder if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving such a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.

        The FVE board of directors, subject to the satisfaction of the conditions of the FVE Standstill and Lock-Up Agreement described above, has approved in advance the acquisition of, in aggregate, up to 18,000,000 Shares by the Requesting Parties and certain related persons. As a result, assuming the conditions of the FVE Standstill and Lock-Up Agreement are satisfied, none of the Requesting Persons or their respective affiliates or associates will be an "interested stockholder" for purposes of the business combination act of the MGCL.

        Control Shares—The MGCL provides that a holder of "control shares" of a Maryland corporation acquired in a "control share acquisition" has no voting rights with respect to those shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. This statute is commonly known as the "control shares acquisition statute" of the MGCL. The acquisition of shares of stock of the corporation meeting certain thresholds qualify such shares as control shares. A "control share acquisition" means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, these certain control shares, subject to certain exceptions.

        A person who has made or proposes to make a "control share acquisition," upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of such demand to consider the voting rights of the shares.

        If voting rights are not approved at the meeting or if the acquirer does not deliver an acquiring person statement as required by statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any special meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition.

        The control shares acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation by a provision adopted at any time before the acquisition of the shares.

        Pursuant to its bylaws, FVE has opted to exempt any and all acquisitions by any person of its Shares from the control share acquisition statute of the MGCL. This provision may be amended or eliminated at any time in the future but any such amendment or elimination would not have a retroactive effect.

FVE's Charter and Bylaws.

        FVE's charter contains restrictions on ownership of FVE capital stock so as to facilitate the qualification of SNH as a real estate investment trust under the Code, including provisions generally prohibiting persons from acquiring ownership of stock in excess of 9.8% of the outstanding Shares without the grant of an exception by the board of directors of FVE and the written consent of SNH. FVE's bylaws contain certain provisions to facilitate the preservation of the tax treatment of FVE's net operating losses and certain other tax benefits, including provisions generally prohibiting a person or group from becoming a "5-percent shareholder" as defined in the applicable Treasury regulations promulgated under the Code without the consent of FVE's board of directors.

        Subject to the satisfaction of the conditions set forth in the FVE Standstill and Lock-Up Agreement described above, FVE's independent directors and board of directors (with Barry M. Portnoy abstaining), voting separately:

  •
  granted certain exceptions to the ownership restrictions set forth in FVE's charter to the Requesting Parties and certain related persons that deem them to be "Excepted Holders" as defined in FVE's charter, including allowing the Requesting Parties together with certain related persons to own, directly or by attribution, in aggregate, up to thirty-eight percent (38%) of the issued and outstanding Shares, but in any event not in excess of the lesser of (x) the maximum number of Shares which they may acquire and own without having obtained the consent of lenders to FVE and its subsidiaries until such lender consent has been obtained, and thereafter, the maximum number of Shares which they may acquire and own under such lender consent and (y) one hundred and four percent (104%) of the issued and outstanding Shares that they own on March 31, 2017; and

  •
  for the purposes of restrictions on transfers of Shares set forth in Article IX of FVE's bylaws and Sections 3-601, 3-602 and 3-603 under the MGCL, approved the acquisition by the Requesting Parties, in aggregate, of up to 18,000,000 Shares and certain other transfers by or to the Requesting Parties and certain related persons.

As a result, assuming the conditions of the FVE Standstill and Lock-Up Agreement are satisfied, the acquisition of up to 10,000,000 Shares in the Offer will not be restricted by FVE's charter or bylaws.

Other Restrictions.

        In addition, FVE's shareholders agreement with respect to AIC provides that AIC and the other shareholders of AIC may have rights to acquire FVE's interests in AIC in the event that anyone acquires more than 9.8% of its Shares or it experiences some other change in control. However, the definition of change of control under such agreement does not include the acquisition by any person or entity of beneficial ownership of 9.8% or more of the outstanding shares of voting stock or other voting interests if such acquisition is approved by the governing board of such shareholder in accordance with the organizational documents of such shareholder. As a result of the exemption, this provision will not apply to Purchaser's acquisition of Shares in the Offer.

        The terms of FVE's leases, management agreements and certain other agreements with SNH provide that FVE's rights under those agreements may be terminated by SNH upon the acquisition by any person or group of more than 9.8% of FVE's voting stock or other change in control events, as specified in those agreements. Pursuant to the SNH Consent Agreement, SNH waived any default or event of default under any lease, management or other agreement between or among FVE and SNH, or any of their subsidiaries, arising or resulting from the grant of the exceptions to the Requesting Parties by the FVE board of directors or the acquisition by the Requesting Parties, in aggregate, of up to 18,000,000 Shares and certain other transfers by or to the Requesting Parties and certain related persons, subject to the conditions set forth in the SNH Consent Agreement.

        In addition, under the agreement governing FVE's secured revolving credit facility, a change in control event of FVE, including the acquisition by any person or group of more than 35% of its voting stock, is a default, unless approved by the required lenders. Obtaining such approval, if required, is one of the conditions to the Offer. See "Section 13. Conditions of the Offer" of this Offer to Purchase.

SECTION 17.  FEES AND EXPENSES

        Purchaser has retained Wells Fargo Bank, N.A. to act as the depositary and paying agent and Morrow Sodali Global LLC to serve as the information agent in connection with the Offer. Each of the depositary and paying agent and the information agent will receive reasonable and customary compensation for their services, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

        As part of the services included in such retention, the information agent may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

        Pursuant to the FVE Standstill and Lock-Up Agreement, the Requesting Parties have agreed to pay all out-of-pocket fees and expenses (including attorneys' fees) reasonably incurred and paid by FVE in connection with: (i) the negotiation, preparation and execution of the Standstill and Lock-Up Agreement, the SNH Consent Agreement and any required lender consent, (ii) the preparation of the Solicitation/Recommendation Statement on Schedule 14D-9 and any other required filing with the SEC related to the Offer, the Standstill and Lock-Up Agreement, the SNH Consent Agreement and any required lender consent and (iii) the obtaining of (or the failure to obtain) any approval, permit, authorization, license or consent of any governmental entity to be obtained, in each case, whether or not the Offer is consummated. In addition, pursuant to the SNH Consent Agreement, the Requesting Parties have agreed to pay all out-of-pocket fees and expenses (including attorneys' fees) reasonably incurred and paid by SNH in connection with (i) the negotiation, preparation and execution of the SNH Consent Agreement and in connection with the obtaining of (or the failure to obtain) any consents described therein whether or not the Proposed Acquisition is consummated.

        Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Purchaser will, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

SECTION 18.  MISCELLANEOUS

        We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state.

        Purchaser has filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. The Schedule TO (including exhibits) and any amendments thereto may be examined and copies may be obtained from the SEC in the manner set forth under "Available Information" in "Section 8. Certain Information Concerning FVE" of this Offer to Purchase.

        No person has been authorized to give any information or make any representation on behalf of Purchaser, ABP Trust, Barry M. Portnoy or Adam D. Portnoy not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Purchaser, FVE or any of their respective affiliates since the date as of which information is furnished or the date of this Offer to Purchase.

ABP Acquisition LLC

 SCHEDULE A

Directors and Officers of Purchaser

        Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years for directors and principal executive officers of Purchaser as of October 6, 2016.

        Each person identified below is a United States citizen. The principal business address for all of the directors and principal executive officers listed below is c/o ABP Acquisition LLC, Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458, and the telephone number at such business address is (617) 928-1300.

        Adam D. Portnoy—Director and President.    Adam D. Portnoy is a director and officer of Purchaser and an owner, trustee and officer of ABP Trust. ABP Trust is the controlling stockholder of RMR Inc. Adam D. Portnoy has been a managing director, president and chief executive officer of RMR Inc. since 2015 and was a director of RMR LLC, formerly known as Reit Management & Research LLC, from 2006 until June 5, 2015 when RMR LLC became a majority owned subsidiary of RMR Inc. Adam D. Portnoy has been the president and chief executive officer of: RMR LLC since 2005; and of RMR Advisors LLC since 2007. Adam D. Portnoy is an owner and has been a director of Sonesta International Hotels Corporation since 2012. Adam D. Portnoy served as president of RMR Real Estate Income Fund, including its predecessor funds, from 2007 to 2015 and as president of Government Properties Income Trust from 2009 to 2011. Adam D. Portnoy was a managing trustee of Equity Commonwealth from 2006 until 2014 and served as its president from 2011 to 2014. He is a director of AIC (since 2008). He is also a managing trustee of Government Properties Income Trust (since 2009), Hospitality Properties Trust (since 2007), Select Income REIT (since 2011), SNH (since 2007) and RMR Real Estate Income Fund, including its predecessor funds (since 2009). Adam D. Portnoy also serves as the Honorary Consul General of the Republic of Bulgaria in Massachusetts.

        Barry M. Portnoy—Director.    Barry M. Portnoy is a director of Purchaser and an owner and trustee of ABP Trust. Barry M. Portnoy has been a managing director of RMR Inc. since 2015. Barry M. Portnoy is the Chairman of RMR LLC and was a director of RMR LLC from its founding in 1986 until June 5, 2015 when RMR LLC became a majority owned subsidiary of RMR Inc. Barry M. Portnoy has been a director and a vice president of RMR Advisors LLC since its founding in 2002. Barry M. Portnoy has been an owner and director of Sonesta International Hotels Corporation since 2012. Barry M. Portnoy was a trustee of Equity Commonwealth from its founding in 1986 until 2014. He is a director of AIC (since 2008). He is also a managing trustee of Government Properties Income Trust (since 2009), Hospitality Properties Trust (since 1995), Select Income REIT (since 2011), SNH (since 1999) and RMR Real Estate Income Fund, including its predecessor funds (since 2002), and is also a managing director of FVE (since 2001) and TravelCenters of America LLC (since 2006).

A-1

The Depositary and Paying Agent for the Offer is:

Wells Fargo Bank, N.A.

By Mail: Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions P.O. Box 64858 St. Paul, Minnesota 55164-0858	By Courier: Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions 1110 Centre Pointe Curve, Suite 101 Mendota Heights, Minnesota 55120

        Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal and other Offer materials may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

470 West Avenue
Stamford, Connecticut 06902

Banks and Brokerage Firms Call: (203) 658-9400
Stockholders Call Toll Free: (800) 662-5200
E-mail: tenderinfo@morrowco.com

October 6, 2016

QuickLinks

  Exhibit (a)(1)(A)
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
FORWARD-LOOKING STATEMENTS
INTRODUCTION
THE OFFER
SCHEDULE A Directors and Officers of Purchaser